                                                                    EXHIBIT 10.1

================================================================================



                         U.S. ASSET PURCHASE AGREEMENT
                         -----------------------------



                           ASSET PURCHASE AGREEMENT

                                by and between

                        INTERLAKE PACKAGING CORPORATION

                                      and

                  SAMUEL STRAPPING SYSTEMS (TENNESSEE), INC.

                                     dated

                                October 1, 1996


                              -------------------



================================================================================

                               TABLE OF CONTENTS

SECTION                                                                     PAGE

ARTICLE 1
     DEFINITIONS..........................................................     2
     1.1    Previously Defined Terms......................................     2
     1.2    Definitions...................................................     2
     1.3    Interpretation................................................    18

ARTICLE 2
     PURCHASE AND SALE, PURCHASE PRICE,
     ALLOCATION AND OTHER RELATED MATTERS.................................    18
     2.1    Purchase and Sale.............................................    18
     2.2    Consideration.................................................    18
     2.3    Adjustment to the Purchase Price..............................    22
     2.4    Transfer Taxes................................................    24
     2.5    Allocation of Purchase Price..................................    25

ARTICLE 3
     CLOSING AND CLOSING DATE DELIVERIES..................................    25
     3.1    Closing.......................................................    25
     3.2    Closing Deliveries by Seller..................................    26
     3.3    Closing Deliveries by Purchaser...............................    28
     3.4    Non-Assignable Contracts......................................    29
     3.5    Cooperation...................................................    30

ARTICLE 4
     PRE-CLOSING FILINGS..................................................    31
     4.1    HSR Filing....................................................    31
     4.2    Other Government Filings......................................    31

ARTICLE 5
     PRE-CLOSING COVENANTS................................................    31
     5.1    Title Insurance and Surveys...................................    31
     5.2    Conduct of Business Prior to Closing..........................    33
     5.3    Access to Information.........................................    34
     5.4    Closing Deliveries; Conditions................................    35
     5.5    Conduct of Business after the Effective Date..................    35

ARTICLE 6
     FINANCIAL STATEMENTS; DISCLOSURE LETTER;
     FINANCING COMMITMENT LETTER..........................................    35
     6.1    Pre-Signing Deliveries by Seller..............................    35
     6.2    Pre-Signing Deliveries by Purchaser...........................    35

ARTICLE 7
     WARRANTIES AND REPRESENTATIONS OF SELLER.............................    36
     7.1    Incorporation and Qualification of Seller.....................    36
     7.2    Authority.....................................................    36
     7.3    No Conflict...................................................    37
     7.4    Consents and Approvals........................................    37
     7.5    Brokers.......................................................    37
     7.6    Required Assets; Title........................................    38
     7.7    Intellectual Property.........................................    38
     7.8    Financial Statements..........................................    39
     7.9    Compliance with Laws..........................................    39
     7.10   Licenses and Permits..........................................    40
     7.11   Material Contracts............................................    40
     7.12   Real Properties...............................................    42
     7.13   [Intentionally omitted].......................................    42
     7.14   Litigation....................................................    42
     7.15   Labor Matters.................................................    42
     7.16   Employee Benefit Matters......................................    43
     7.17   Taxes.........................................................    48
     7.18   Environmental Compliance......................................    48
     7.19   Inventory.....................................................    49
     7.20   Receivables...................................................    50
     7.21   Real Property Leases..........................................    50
     7.22   No Notice.....................................................    51
     7.23   Customers.....................................................    51
     7.24   Full Disclosure...............................................    51
     7.25   DISCLAIMER OF WARRANTIES......................................    51

ARTICLE 8
     WARRANTIES AND REPRESENTATIONS OF PURCHASER..........................    52
     8.1    Incorporation and Qualification of Purchaser..................    52
     8.2    Authority.....................................................    52
     8.3    No Conflict...................................................    53
     8.4    Consents and Approvals........................................    53
     8.5    Litigation....................................................    54
     8.6    Brokers.......................................................    54
     8.7    Financial Ability.............................................    54

ARTICLE 9
     CONDITIONS TO CLOSING APPLICABLE TO PURCHASER........................    54
     9.1    No Termination................................................    54
     9.2    Bring-Down of Seller's Warranties.............................    55
     9.3    Pending Actions...............................................    55

     9.4    Consents and Approvals........................................    55
     9.5    All Necessary Documents.......................................    55
     9.6    HSR Act.......................................................    56
     9.7    Termination of Certain Liens, Claims and Encumbrances.........    56
     9.8    Canadian and U.K. Transactions................................    56
     9.9    Title Policies................................................    56
     9.10   Conveyance of the Transferred Patents and Trademarks..........    56
     9.11   Additional Deliveries.........................................    57
     9.12   Material Adverse Change.......................................    57
     9.13   Consents under Senior Credit Agreement........................    57

ARTICLE 10
     CONDITIONS TO CLOSING APPLICABLE TO SELLER...........................    57
     10.1   No Termination................................................    57
     10.2   Bring-Down of Purchaser Warranties............................    57
     10.3   Pending Actions...............................................    58
     10.4   Consents and Approvals........................................    58
     10.5   All Necessary Documents.......................................    58
     10.6   HSR Act.......................................................    58
     10.7   Canadian and U.K. Transactions................................    59
     10.8   Letters of Credit.............................................    59
     10.9   Consents under Senior Credit Agreement........................    59

ARTICLE 11
     TERMINATION..........................................................    59
     11.1   Termination...................................................    59

ARTICLE 12
     INDEMNIFICATION......................................................    60
     12.1   Seller Indemnity..............................................    60
     12.2   Limitation....................................................    61
     12.3   Purchaser Indemnity...........................................    65
     12.4   Notice of Claims..............................................    66
     12.5   Indemnification Proceeding....................................    67
     12.6   Satisfaction of Claims........................................    68
     12.7   Date of Notice of Claim.......................................    68

ARTICLE 13
     CERTAIN OTHER UNDERSTANDINGS.........................................    68
     13.1   Records.......................................................    68
     13.2   Use of Interlake Name.........................................    70
     13.3   Employee Matters..............................................    70
     13.4   Miscellaneous Employee Matters................................    78

     13.5   Waiver of Bulk Sales Law......................................    78
     13.6   Letters of Credit.............................................    78
     13.7   Guarantee by Parents..........................................    79
     13.8   Additional Named Insured......................................    80
     13.9   Covenant Not to Compete.......................................    81

ARTICLE 14
     MISCELLANEOUS........................................................    84
     14.1   Cost and Expenses.............................................    84
     14.2   Entire Agreement..............................................    84
     14.3   Counterparts..................................................    84
     14.4   Assignment; Successors and Assigns............................    85
     14.5   Savings Clause................................................    85
     14.6   Headings......................................................    85
     14.7   Risk of Loss..................................................    85
     14.8   GOVERNING LAW.................................................    85
     14.9   Public Announcements..........................................    85
     14.10  U.S. Dollars..................................................    86
     14.11  Survival......................................................    86
     14.12  Notices.......................................................    86
     14.13  Disclosures...................................................    88
     14.14  No Third-Party Beneficiaries..................................    88
     14.15  Arbitration...................................................    88


EXHIBITS

Exhibit 2.5       Allocation of Purchase Price

Exhibit 3.2(a)    Form of Bill of Sale and Assignment

Exhibit 3.3(e)    Form of Assumption Agreement

                            ASSET PURCHASE AGREEMENT
                            ------------------------


          This ASSET PURCHASE AGREEMENT, dated October 1, 1996 (as amended or modified from time to time in accordance with the terms hereof, this "Agreement"), is by and between Interlake Packaging Corporation, a Delaware corporation ("Seller"), and Samuel Strapping Systems (Tennessee), Inc., a Delaware corporation ("Purchaser").

                                R E C I T A L S:
                                - - - - - - - -

          A. Seller is engaged in the business of developing, manufacturing, distributing and selling plastic strapping, and selling the machinery and tools to apply such strapping, primarily for the newspaper, textile, corrugated box, graphics, can, bottle and distribution industries (the "Strapping Business").

          B. Seller is also engaged in the business of manufacturing and distributing wire stitching equipment, primarily for the graphic arts, fruit and produce growing and corrugated box manufacturing industries (the "Stitching Business"; together with the Strapping Business, the "Businesses").

          C. Seller and The Interlake Companies, Inc., a Delaware corporation ("Interlake Companies") that is an Affiliate of Seller, own all of the issued and outstanding capital stock of Acme Strapping Inc., a company organized under the laws of Canada ("Acme-Canada").

          D. Interlake Companies also owns directly or indirectly substantially all of the issued and outstanding capital stock of Precis (935) Limited, a company organized under the laws of the United Kingdom ("Precis").

          E. Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Businesses and substantially all of the assets of Seller and any Affiliate used in connection with the operation of the Businesses on the terms and subject to the conditions hereinafter set forth.

          F. Concurrently with Purchaser's purchase of the Businesses and such assets hereunder (i) Purchaser's Parent desires to acquire from Seller and Interlake Companies all of the issued and outstanding capital stock of Acme-Canada, and (ii) an Affiliate of Purchaser's Parent desires to acquire from Interlake Companies and the other shareholders of Precis all of the issued and outstanding capital stock of Precis, pursuant to and in accordance with the terms and conditions of the Canadian Stock Purchase Agreement (as hereinafter defined) and the U.K. Stock Purchase Agreement (as hereinafter defined), respectively.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS
                                  -----------

     1.1 Previously Defined Terms. Each term defined in the first paragraph and Recitals of this Agreement shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

     1.2 Definitions. In addition to the terms defined in the first paragraph and Recitals of this Agreement, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

          "Acme License Agreements" means (i) that certain License Agreement, dated as of July 1, 1985, between Interlake, Inc. and Acme-Canada, as heretofore amended, and (ii) that certain Services Agreement, dated January 1, 1964, between Acme Steel Company and Acme-Canada, as heretofore amended.

          "Acquired Businesses" means the Businesses and the businesses of Acme-Canada and Precis and its subsidiaries, collectively.

          "Affiliate" means, with respect to any Person, a Person that, directly or indirectly, is controlled by, controls, or is under common control with such Person. As used in the preceding sentence, "control" shall mean and include, but not necessarily be limited to (i) the ownership of 50% or more of the voting securities or other voting interests of any Person, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Ancillary Agreements" means the Assumption Agreement, the Bill of Sale and Assignment, the Pre-Signing Escrow Agreement, the Post-Signing Escrow Agreement, the License Agreement (as defined in Section 3.2(a)(vi) of this Agreement) and the Intellectual Property Assignments (as defined in
     Section 3.2(a)(vii) of this Agreement).

          "Assumed Liabilities" - See Section 2.2(d).

          "Assumption Agreement" means the Assumption Agreement to be executed by and between Purchaser and Seller on the Closing Date, substantially in the form attached hereto as Exhibit 3.3(e).

          "Balance Sheet Liabilities" - See Section 2.2(d).

          "Bill of Sale and Assignment" means the Bill of Sale and Assignment to be executed by and between Seller and Purchaser on the Closing Date, substantially in the form attached hereto as Exhibit 3.2(a).

          "Business Day" means any day of the year which is neither a Saturday or Sunday nor a legal holiday on which banks are required or authorized to be closed in Chicago, Illinois.

          "Businesses" has the meaning specified in the Recitals to this Agreement.

          "Business Plans" - See Section 7.16(a).

          "Canadian Stock Purchase Agreement" means the Stock Purchase Agreement dated as of the date hereof by and among Purchaser's Parent, Seller and Interlake Companies, as amended or modified from time to time in accordance with the terms thereof.

          "Cass Strapping" means Cass Strapping Corporation, a Michigan corporation.

          "Closing" - See Section 3.1.

          "Closing Date" - See Section 3.1.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Competition Act Opinion" means, as to any date, the unqualified legal opinion of Smith Lyons, or such other Canadian legal counsel reasonably acceptable to Seller, to the effect that, were Seller and Purchaser to have consummated the transactions contemplated by the Purchase Agreements as of such date, or at any time thereafter up to the date of such opinion, they would have been in compliance with the merger provisions of the Competition Act (Canada), including, without limitation, Section 123 regarding prenotification and expiration of the twenty-one day waiting period.

          "Consequential Damages" means any Loss (as defined in Section 12.1) which is not the direct or proximate result of any events described in
     Section 12.1(a) through (e) or Section 12.3(a) (i) through (vi) of this Agreement.

          "Contingent Liabilities" - See Section 2.2(d)(v).

          "Contract Liabilities" - See Section 2.2(d)(ii).

          "Contracts" - See clause (e) of the definition of "Purchased Assets" herein.

          "Covered Employees" - See Section 13.3(h).

          "Date of the Notice of Claim" - See Section 12.7.

          "Disclosure Letter" means the letter dated as of the date of this Agreement and delivered by Seller to Purchaser upon the execution and delivery of this Agreement and accepted by Purchaser at such time, a copy of which is set forth as Exhibit 1.2 hereto.

          "DOJ" means the United States Department of Justice.

          "Effective Date" means September 29, 1996 at 11:59 p.m., or such other date and time agreed to in writing by Seller and Purchaser.

          "Employees" - See Section 13.3(a).

          "Environmental Laws" means any applicable federal, state or local law, rules, regulations, codes, ordinances, orders, standards, permits, licenses, actions, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to protection, preservation or conservation of the environment and public or worker health and safety, all as amended, hereafter amended or reauthorized, including, without limitation, those relating to: (a) releases or threatened releases of Hazardous Substances; or (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Facilities" means the facilities of Seller located on or forming a part of the real property specified in clause (a) of the definition of "Purchased Assets".

          "Final Closing Balance Sheet" means (i) the Seller Closing Balance Sheet in the event the Purchaser does not deliver to Seller the Purchaser Closing Balance Sheet (as defined in Section 2.3(c) hereof) in accordance with the terms of Section 2.3 hereof, or (ii) the Purchaser Closing Balance Sheet in the event (a) the Purchaser delivers to Seller the Purchaser Closing Balance Sheet (as defined in Section 2.3(c) hereof) in accordance with the terms of Section 2.3 and Seller does not deliver to Purchaser a Seller's Notice (as defined in Section 2.3(d) of this Agreement) in accordance with this Agreement, or (iii) in the event the Seller delivers a Seller's Notice in accordance with Section 2.3(d) of this Agreement, the Purchaser Closing Balance Sheet as modified by the resolution of any objections thereto in accordance with Section 2.3(e) of this Agreement.

          "Financial Statements" means the unaudited balance sheets, income statements and cash flow statements at and for (i) the year ended December 31, 1994, (ii) the year ended December 31, 1995, and (iii) the two quarter fiscal period ending on June 30, 1996, in each case for each of the Strapping Business and the Stitching Business, a copy of each of which is set forth in Section 6.1(a) of the Disclosure Letter.

          "First Anniversary" means the one-year anniversary of the Effective Date.

          "FTC" means the United States Federal Trade Commission.

          "Gerrard" means A.J. Gerrard & Company, an Illinois corporation.

          "Gerrard Letter" means that certain letter of intent between Gerrard and Seller's Parent dated April 12, 1996.

          "Hazardous Substances" means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)9601 et seq.; (ii) hazardous wastes as defined by the Resource Conservation and Recovery Act,

     42 U.S.C. (S)6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. (S)2011 et seq.; (v) asbestos in any form or condition; (vi) regulated levels of polychlorinated biphenyls; and (vii) any other material, substance or waste to which liability or standards of conduct are imposed under any Environmental Laws.

          "Hourly Union Employees" - See Section 13.3(a).

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Improvements" - see Section 7.22.

          "Indemnitee" - See Section 12.4.

          "Indemnitor" - See Section 12.4.

          "Information" - See Section 13.1.

          "Initial Transfer Value" - See Section 13.3(h).

          "Intercompany Service and Supply Arrangements" means those arrangements pursuant to which the Seller or any of its affiliates provided payroll, treasury, tax, insurance, insurance administration, telephone, benefits, benefits administration, human resource, management or computer services to the Businesses or any Persons operating the Businesses prior to the Closing Date.

          "Interlake Companies" has the meaning specified in the Recitals to this Agreement.

          "Interlake Master Trust" means The Interlake Corporation Retirement and Pension Plans Master Trust Agreement, effective May 29, 1986, as amended.

          "IRS" means the Internal Revenue Service.

          "Leased Real Estate" - See definition of Purchased Assets.

          "Letters of Credit - Seller" - See Section 13.6.

          "Lien" means a mortgage, pledge, security interest, encumbrance, lien (statutory or other), hypothecation, assignment, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind.

          "Losses" - See Section 12.1.

          "Material Adverse Change" means, relating to any occurrence of whatever nature, any material adverse change in, or effect on:

          (a) the Purchased Assets or the present or projected business, revenues, financial condition, operations or prospects of the Businesses, each taken as a whole; or

          (b) the ability of Seller or the Interlake Companies to timely and fully perform any of its material obligations hereunder or under the Canadian Stock Purchase Agreement or the U.K. Stock Purchase Agreement or any document to be delivered in connection herewith or therewith;

     provided, however, that Material Adverse Change shall not include (i) any industry-wide changes in the industries in which the Businesses are operating, (ii) any changes in the general economic conditions in the United States, Canada or the United Kingdom, or (iii) any general changes in the securities markets in the United States, Canada or the United Kingdom.

          "Multiemployer Plan" - See Section 7.16.

          "Non-Transferred Intercompany Accounts" means all intercompany accounts between Seller and any Affiliates of Seller, other than Transferred Intercompany Accounts, a true and correct list of which, as of the date hereof, is set forth in
     Section 1.2 of the Disclosure Letter.

          "Non-Union Employees" - See Section 13.3(a).

          "Notice of Claim" - See Section 12.4.

          "Owned Real Estate" - See definition of Purchased Assets.

          "Past Service" means service (a) as an employee of Seller, and (b) as an employee of Seller's predecessor companies prior to the acquisition of the Businesses by Seller, but only to the extent such service is continuous through the Effective Date.

          "Past Service Plan" - See Section 13.3(h).

          "Permitted Exceptions" means, with respect to the real property specified in clause (a) of the definition of "Purchased Assets" (i) all easements, rights of way, covenants, conditions, restrictions of record and other records noted in that certain commitment for title insurance prepared by the Title Insurer with respect to the Fountain Inn property currently dated August 16, 1996, a copy of which has been delivered to Purchaser, and
     (ii) any Liens or exceptions which, alone or in the aggregate, do not materially detract from, or materially interfere with, the ownership, occupancy, or use of the properties subject thereto or affected thereby, or otherwise materially impair the operations conducted thereon or affect in any material respect the value of the properties subject thereto.

          "Person" means any natural person, company, corporation, limited liability company, partnership, joint venture, trust, association or other entity of any kind.

          "Plans" - See Section 7.16.

          "Post-Effective Date Liabilities" - See Section 2.2(d)(iii).

          "Pre-Signing Escrow Agreement" means that certain Escrow Agreement made and entered into as of July 29, 1996 among Harris Trust & Savings Bank, as escrow agent, Seller's Parent and Purchaser's Parent, as heretofore or hereafter amended.

          "Post-Signing Escrow Agreement" means that certain Escrow Agreement made and entered as of the day hereof by and among Harris Trust & Savings Bank, as escrow agent, Purchaser and Seller, as heretofore or hereafter amended.

          "Pro Forma Balance Sheet" - See Section 2.3(a)

          "Purchase Price" - See Section 2.2.

          "Purchased Assets" means substantially all of the assets, properties, rights and business of Seller and its Affiliates used in connection with the operation of the Businesses, or of Seller used in connection with the operation of the Acquired Businesses, of any type, description, kind and nature, absolute, contingent or otherwise, real, personal and mixed, tangible and intangible, wherever located and whether or not reflected on the books and records of Seller or its Affiliates (other than the Retained Assets), including, without limitation:

          (a) all interests in real property used in connection with the operation of a Business, including, without limitation (i) the owned real estate described in Section 5.1 of the Disclosure Letter, together with all buildings, facilities and other structures and improvements located on such real property (the "Owned Real Estate"), and (ii) the leasehold interests described in Section 5.1 of the Disclosure Letter (the "Leased Real Estate");

          (b) all machinery, equipment, furniture and tools, leasehold improvements and all other tangible personal property used in connection with the operation of a Business;

          (c) to the extent transferable, all licenses, permits, consents and certificates of any regulatory, administrative and other governmental agencies and bodies and used in connection with the operation of a Business;

          (d) all trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, patents, patent applications, copyrights, copyright registrations, copyright applications and the licenses therefor, and all trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how), in each case used in connection with the operation of a Business (other than to the extent relating to or using the name "Interlake" or any derivative thereof), including, without limitation, those described in Section 7.7 of the Disclosure Letter;

          (e) all right, title and interest in and to the Acme License Agreements and, to the extent transferable, all contracts, agreements, license agreements, purchase and sale orders, foreign exchange contracts, leases of machinery and equipment and motor vehicles (including, without limitation, the vehicles listed in Schedule 7.13 of the Disclosure Letter but exclusive of the vehicles used primarily by employees not being offered employment by Purchaser in accordance with Section 13.3), and conditional sales contracts and title retention agreements relating to machinery and equipment, in each case, to which Seller is a party and which arose out of or in connection with the operation of a Business, and all other commitments and binding arrangements of Seller which arose out of or in connection with the operation of a Business other than any such document which constitutes or evidences a Retained Liability (the "Contracts"), including, without limitation, the Contracts listed in

     Section 7.11 of the Disclosure Letter, together with such additions thereto and deletions therefrom as shall have occurred in the ordinary course of business prior to the Closing Date;

          (f) all inventory, including, without limitation (i) raw materials, work in process, finished goods, replacement and spare parts and supplies located at a Facility or en route to a Facility, and (ii) finished goods stored at locations other than a Facility, in each case used or to be used in connection with the operation of a Business;

          (g) all customer lists, vendor lists, distributor or agency agreements, catalogs and advertising materials used or to be used in connection with the operation of a Business;

          (h) all general and financial records (other than certificates of insurance obtained from third parties (including, without limitation, contractors, suppliers and truckers)), correspondence and other files and records used in connection with the operation of a Business, wherever located, except for Seller's financial and accounting records unrelated to the continued operation of a Business;

          (i) all accounts receivable, notes receivable, contract receivables and other receivables which arose out of or in connection with the operation of a Business (the "Receivables") and all prepaid items and deposits (or portions thereof) which arose out of or in connection with the operation of a Business;

          (j) to the extent transferable, all right, title and interest in, to and under all letters of credit relating to either Business and with respect to which Seller or any Affiliate is a named beneficiary, a list of which as of the date hereof is set forth in Section 13.6 of the Disclosure Letter;

          (k)  all goodwill in each Business;

          (l)  all research and development related to each Business;

          (m) all Seller's right, title and interest in and to any and all vehicles used exclusively in the Businesses, if any;

          (n) all claims against third persons in respect of unliquidated rights under warranties, guarantees or similar obligations relating to items included in the Purchased Assets;

          (o) all rights of the sponsor or employer under the Racine Hourly Pension Plan and as provided in Section 13.3 hereof;

          (p) those assets, properties and rights reflected on the balance sheet of a Business for the two fiscal quarter period ended June 30, 1996, subject to any changes therein through the Closing Date which occur in the ordinary course of business and in accordance with the terms hereof; and

          (q) all other rights, assets and properties used in connection with the operation of a Business.

          "Purchaser's Parent " means Samuel Manu-Tech Inc., a corporation incorporated under the laws of the province of Ontario.

          "Purchaser's Trust" - See Section 13.3(g)(i).

          "Purchaser Indemnified Persons" - See Section 12.1.

          "Racine Hourly Pension Plan" - See Section 13.3(g).

          "Real Property Leases" - See Section 7.21.

          "Receivables" - See clause (i) of the definition of "Purchased
     Assets".

          "Replacement Letters of Credit" - See Section 13.6.

          "Required Consents" means the consents from the other parties to those certain Contracts set forth in Schedule 1.2 hereof.

          "Retained Assets" means any assets, properties, rights or interests of Seller and its Affiliates not part of or included in the Purchased Assets, including, without limitation, the following:

          (a) as of the Effective Date, all cash (and cash equivalents) on hand, in banks or in transit and all marketable securities;

          (b) except to the extent provided in Section 13.3(g) and (h), any and all rights and interests of Seller in the Interlake Master Trust;

          (c)  all Non-Transferred Intercompany Accounts;

          (d) all contracts of insurance and any claims or rights of Seller thereunder, including, but not limited to, any claims or rights of Seller to reserves, unearned premiums or returns of premiums arising thereunder;

          (e) Seller's corporate minute books and records, stock record books, general ledgers and books of original entry, tax returns and other tax records, reports, data, files, documents relating to the operations of the Businesses which are not divisible or separable from Seller's records, and documents which are unrelated to the operation of the Businesses;

          (f) any rights, assets and properties not used in or related to the operation of the Businesses;

          (g) claims for refunds of Taxes paid by Seller to the extent such refunds are not set forth on the Financial Statements as Receivables;

          (h) subject to Section 13.2, any and all rights to the name "Interlake" and any and all derivatives thereof, including, without limitation, any and all trade names, trademarks, trademark registrations or trademark applications that include any such names or derivatives thereof;

          (i) all rights of Seller under this Agreement, the Ancillary Agreements and the other agreements, documents and instruments delivered to Seller by Purchaser pursuant to this Agreement;

          (j)  all rights of Seller under the Gerrard Letter;

          (k) all rights of Seller under leases for motor vehicles used primarily by employees not being offered employment by Purchaser in accordance with Section 13.3; and

          (l) the furniture used by Robert Pederson in his office in Hodgkins, Illinois (desk, round table, two cabinets, credenza, eight chairs, laptop computer and printer).

          "Retained Employee" means any employee who accepts an offer of continued employment by Seller in accordance with Section 13.3(a).

          "Retained Liabilities" - See Section 2.2(d).

          "Returns" means all Tax returns and forms required to be filed or furnished with respect to the Businesses.

          "Seller Indemnified Persons" - See Section 12.3.

          "Seller's knowledge" or "knowledge of Seller" means the actual knowledge of the President, any vice president, any chief financial officer, any chief environmental officer, or any of their equivalents, of Seller, Seller's Parent, Interlake Companies, Acme-Canada, or any subsidiary thereof, or any director of Precis or any subsidiary of Precis, or knowledge which would have been acquired by any of such persons upon reasonable inquiry.

          "Seller's Parent" means The Interlake Corporation, a Delaware corporation.

          "Senior Credit Agreement" means the Amended and Restated Credit Agreement, dated as of September 27, 1989 and amended and restated as of May 28, 1992, among Seller's Parent, certain of its subsidiaries, The Interlake Corporation Employee Stock

     Ownership Trust, acting by and through The LaSalle National Bank, as Trustee, various banks party thereto, Chemical Bank, as Administrative Agent, and The First National Bank of Chicago, as Co-Agent, as amended, modified or supplemented from time to time.

          "Stitching Business" has the meaning specified in the Recitals to this Agreement.

          "Strapping Business" has the meaning specified in the Recitals to this Agreement.

          "Successor Plan" - See Section 13.3(h).

          "Tangible Net Worth" means, as of the Effective Date, the value of the Tangible Purchased Assets of the Acquired Businesses, minus the Balance Sheet Liabilities of the Acquired Businesses, in each case as determined in accordance with Section 2.3 as of the Effective Date.

          "Tangible Purchased Assets" means, as of the Effective Date, all tangible assets of the Acquired Businesses other than the Retained Assets, including all prepaid assets the direct benefit of which will inure to Purchaser after the Closing Date.

          "Tax" or "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including liability for taxes of a predecessor entity.

          "Third Anniversary" means the three-year anniversary of the Effective Date.

          "Title Insurer" means Chicago Title Insurance Company.

          "Transfer Date" - See Section 13.3(h).

          "Transferred Intercompany Account" means the accounts on the books and records of Seller, on the one hand, and Acme Canada or Precis (or any direct or indirect subsidiary of either thereof), on the other hand, that evidence amounts either payable by Seller to or receivable by Seller from Acme-Canada or Precis (or any direct or indirect subsidiary of either thereof), a true and correct list of which as of the date hereof is set forth in Section 1.2 of the Disclosure Letter.

          "Transferred Patent and Trademarks" means those patents (or applications therefor) and trademarks (and applications and registrations therefor) to which title or license to use is held by Seller, Interlake Companies or any Affiliate thereof and which are used in connection with the operation of the Businesses, including the Transferred Patents and Trademarks set forth in Section 7.7 of the Disclosure Letter.

          "Transferring Employees" - See Section 13.3(c).

          "U.K. Stock Purchase Agreement" means the Stock Purchase Agreement dated as of the date hereof by and among an Affiliate of Purchaser's Parent, Interlake Companies and all of the other shareholders of Precis, as amended or modified from time to time in accordance with the terms thereof.

          "Welfare Plan" means a welfare benefit plan as defined in Section 3(l) of ERISA.

          1.3 Interpretation. Unless the context of this Agreement otherwise requires (a) words of any gender shall be deemed to include each other gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to "hereof", "herein", "hereby", "hereunder" and similar terms shall refer to this entire Agreement, and (d) unless otherwise specified herein, each reference to an "Article" or "Section" is to an Article or Section of this Agreement, and each reference to an "Exhibit" is to an Exhibit attached to and made a part of this Agreement.

                                   ARTICLE 2
                      PURCHASE AND SALE, PURCHASE PRICE,
                     ALLOCATION AND OTHER RELATED MATTERS

     2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing on the Closing Date, Seller shall (or shall cause one or more of its Affiliates to) sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall acquire from Seller (or any such Affiliate or Affiliates of Seller), the Businesses and the Purchased Assets.

     2.2  Consideration.

          (a) The purchase price (the "Purchase Price") payable by Purchaser for the Businesses and the Purchased Assets shall be an amount equal to FORTY FIVE MILLION DOLLARS ($45,000,000).

          (b) At Closing, Purchaser shall pay to Seller for the Businesses and the Purchased Assets an amount equal to (i) the Purchase Price, as adjusted pursuant to 2.3(b), minus (ii) TWO MILLION DOLLARS ($2,000,000). Such amount shall be paid by Purchaser to Seller by wire transfer of immediately available federal funds at Closing to an account designated in writing by Seller to Purchaser prior to the Closing Date. (c) A t Closing, TWO
     MILLION DOLLARS ($2,000,000) shall be payable by

     Purchaser to the Escrow Agent (as defined in the Post-Signing Escrow Agreement) in accordance with the terms of the Post-Signing Escrow Agreement, and shall be held and paid out in accordance with the terms of the Post-Signing Escrow Agreement.

          (d) Subject to, and notwithstanding, Purchaser's right to be indemnified to the extent provided in Article 12 hereof, at Closing, Purchaser shall, effective as of the Effective

     Date, assume, and be forever thereafter liable and responsible for, the following (collectively, the "Assumed Liabilities"):

               (i) those obligations and liabilities relating to the operation of the Businesses to the extent set forth on the Seller Closing Balance Sheet (as defined below) (the "Balance Sheet Liabilities");

               (ii) obligations to perform under Contracts entered into in connection with the operation of a Business prior to the Closing Date (the "Contract Liabilities");

               (iii) excluding any obligations described in clause (i) or (ii) above, any obligations or liabilities arising or occurring as a result of the Purchaser's operation of a Business or ownership or use of the Purchased Assets (the "Post Effective Date Liabilities") after the Effective Date including, without limitation, any liability or obligation arising under any Environmental Law;

               (iv) excluding any obligations described in clauses (i), (ii) or
          (iii), any liabilities or obligations arising under the Racine Hourly Pension Plan or which are the responsibility of Purchaser in accordance with Section 13.3 hereof (the "Employer Liabilities"); and

               (v) excluding any obligations described in clauses (ii), (iii) or
          (iv) above, those obligations and liabilities relating to the operation of the Businesses or ownership or use of the Purchased Assets prior to the Effective Date to the extent not set forth on the Final Closing Balance Sheet including, without limitation, any liability or obligation arising under any Environmental Law, severance arrangement, severance obligations arising as a result of the transactions contemplated by this Agreement, or with respect to any Taxes of Seller or any Affiliate, other than Taxes based on the net income of Seller and/or its Affiliates, Taxes shared in connection with the transfer of the Purchased Assets hereunder or any Taxes paid in connection with Seller's gain upon the sale of the Purchased Assets (the "Contingent Liabilities").

               Notwithstanding any provision hereof, Assumed Liabilities shall not include the liabilities or obligations relating to (hereinafter referred to as the "Retained Liabilities"):

                     (a) the Senior Credit Agreement or any other agreement for borrowed money to which Seller is a party or by which it is bound other than the Transferred Intercompany Accounts;

                    (b)  any Retained Assets;

                    (c)  any Plan, other than as specifically provided in
                         Section 2.2(d);

                    (d) any Taxes computed on the basis of the income of Seller or any of its subsidiaries;

                    (e) Seller's obligations with respect to any Non-Transferred Intercompany Account, this Agreement or any Ancillary Agreement;

                    (f)  the Gerrard Letter; or

                    (g) the following litigation matters: Devalle v. Interlake Conveyors, Inc. and Interlake Packaging Corp., Sup. Ct., Orange County, New York (Goshen), No. 3651/93; Goldsworthy v. Wheels, Inc. and InterPower Packaging

                         Corp., Court of Common Pleas, Montgomery County, Pennsylvania (Norristown), No. 93-05831; Sammut, et al.
                         v. Acme Strapping Inc., Redirack. The Interlake Companies, Inc. and John Miller, Ontario Court (General Division)(Toronto), No. 94-00-77914; and Bonifacio Toledo v. N.J. Malin & Associates, Inc., Texas Conveyor Controls, Inc., Numatics Incorporated, The Interlake Companies, Inc., Interlake Conveyors, Inc., The Interlake Corporation, Interlake, Inc., and Interlake Packaging Corporation, Circuit Court of Cook County, Illinois (Chicago), No. 94 L 4158.

Purchaser shall not assume, or in any way be liable for, any liabilities, obligations or responsibilities which are Retained Liabilities.

     2.3  Adjustment to the Purchase Price.

          (a) One Business Day prior to the Closing Date, Seller shall deliver to Purchaser an unaudited balance sheet (the "Seller Closing Balance Sheet") for the Acquired Businesses dated as of the Effective Date setting forth the Tangible Purchased Assets and the Balance Sheet Liabilities relating to the Acquired Businesses (but not any Retained Liabilities, as defined herein or in the Canadian Stock Purchase Agreement) as of such date and computing the Tangible Net Worth as of such date, which balance sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with Seller's past practices and in accordance with the judgments (but also subject to the adjustments) reflected in the pro forma balance sheet dated as of June 30, 1996 (the "Pro Forma Balance Sheet") attached hereto as Schedule 2.3 (the "Agreed Principles"). To the extent it so chooses, Purchaser may have its representatives in attendance as observers during the preparation of the Seller Closing Balance Sheet, and Seller will give Purchaser adequate notice to allow it to do so.

          (b) The Purchase Price shall be adjusted downward (the "Adjustment") on the Closing Date on a dollar-for-dollar basis (the "Adjustment Amount"), to the extent that the Tangible Net Worth as of the Effective Date as set forth in the Seller Closing Balance Sheet is less than $30 million.

          (c) Within sixty (60) days following the Closing Date, Purchaser shall deliver (1) to Seller an unaudited balance sheet (the "Purchaser Closing Balance Sheet") for the Acquired Businesses dated as of the Effective Date setting forth the Tangible Purchased Assets and the Balance Sheet Liabilities (but not any Retained Liabilities, as defined herein or in the Canadian Stock Purchase Agreement) as of such date and computing the Tangible Net Worth as of such date, which balance sheet shall be prepared in accordance with the Agreed Principles, and (2) its determination of the Adjustment Amount. To the extent it so chooses, Seller may have its representatives in attendance as observers during the preparation of the Purchaser Closing Balance Sheet, and Purchaser will give Seller adequate notice to allow it to do so.

          (d) Within thirty (30) days following the delivery by Purchaser of the Purchaser Closing Balance Sheet in accordance with the terms hereof, Seller shall notify Purchaser in writing ("Seller's Notice") of any objection Seller has to the Purchaser Closing Balance Sheet or the Adjustment Amount determined by the Purchaser in accordance with Section 2.3(c), which notice shall set forth in reasonable detail those aspects of the Purchaser Closing

     Balance Sheet to which Seller objects. If Seller does not so notify Purchaser within such period, the Purchaser Closing Balance Sheet and the Adjustment Amount as determined by the Purchaser in accordance with Section 2.3(c) shall become final and binding on all parties at the end of such period.

          (e) If Seller does so notify Purchaser, Purchaser and Seller shall attempt in good faith to resolve any such objections. If Purchaser and Seller are unable to resolve any disputed item within twenty (20) days after Purchaser's receipt of Seller's Notice in accordance with clause (d) above, such disputed item(s) shall be submitted to one of the five largest nationally recognized accounting firms or any of their successors (other than Seller's or Purchaser's regular auditors or their successors) chosen by lot which shall be instructed to arbitrate such disputed item(s) within thirty (30) days after such accountants are chosen. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties. The costs of any such resolution by such accounting firm shall be borne by
     (i) Purchaser, if the net total dollar amount of the resolved disputed items is closer to the net total dollar amount of such items submitted to such accounting firm by Seller than to those submitted by Purchaser, (ii) Seller, if the net total dollar amount of the resolved disputed items is closer to the net total dollar amount of such items submitted to such accounting firm by Purchaser than to those submitted by Seller, or (iii) Purchaser and Seller equally, if the net total dollar amount of the resolved disputed items is equal distance from the net total dollar amount of such items submitted by each of Purchaser and Seller. Prior to the final determination by such accounting firm of the net total of such items, the costs of any such resolution by such accounting firm shall be borne equally by Seller and Purchaser; provided, however, under no circumstances shall Purchaser or Seller have any obligation to pay the other's legal fees or other related costs incurred by such Person in connection with such resolution by such accounting firm.

          (f) Upon the final resolution of any disputed item and the final determination of the Adjustment Amount, if any, in accordance with this
     Section 2.3, payments shall be made to Purchaser or Seller by the Escrow Agent (as defined in the Post-Signing Escrow Agreement) pursuant to the Post-Signing Escrow Agreement.

          (g) Seller shall fully cooperate with Purchaser in its examination of the Seller Closing Balance Sheet, and preparation of the Purchaser Closing Balance Sheet, including, without limitation, by providing Purchaser with access to Seller's books and records related thereto.

     2.4 Transfer Taxes. Seller and Purchaser shall share equally the cost of any and all transfer, filing, value added or similar taxes and fees which arise out of the transactions contemplated by this Agreement, including, without limitation, any transfer tax or filing fee relating to the transfer of real or personal property, whether now in effect or hereafter adopted and regardless of upon whom said tax or fee is imposed, but excluding any tax on or measured by net or gross income or gain of Seller.

     2.5  Allocation of Purchase Price.   Seller and Purchaser agree that the
Purchase Price shall be allocated among the Purchased Assets as agreed by Seller and Purchaser promptly upon the final determination of the Adjustment Amount, and that such allocation shall be determined consistent with Exhibit 2.5 hereto. Each party agrees to complete IRS Form 8594 in a manner consistent with such allocation and to cooperate with the other party in the preparation of Form 8594 and to furnish the other party with a copy of such form prepared in draft form within a reasonable period before the filing due date for such form. Neither Seller nor Purchaser shall file any Return or take a position with a tax authority that is inconsistent with such allocation.

                                   ARTICLE 3

                      CLOSING AND CLOSING DATE DELIVERIES
                      -----------------------------------

     3.1 Closing. The term "Closing" as used herein shall refer to the actual sale, assignment, conveyance, transfer and delivery of the Purchased Assets to Purchaser in consideration for the payment to Seller of the Purchase Price, and the assumption by Purchaser of the Assumed Liabilities, in accordance with the terms hereof. Subject to Section 11.1 hereof, the Closing shall take place at the offices of Katten Muchin & Zavis, 525 W. Monroe Avenue, Chicago, Illinois 60661, or at such other place as is mutually agreed in writing by Seller and Purchaser, at 10:00 a.m. Chicago time on the later of (A) October 4, 1996, and (B) fifth Business Day occurring after the later of (i) the expiration or termination in accordance with the HSR Act of the waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act, and (ii) the earliest date on which the transactions contemplated by the Purchase Agreements can be consummated in compliance with the merger provisions of the Competition Act (Canada), including
Section 123 of such act regarding pre-notification and expiration of the applicable 21-day waiting period, or at such other time and/or date as is mutually agreed in writing by Seller and Purchaser (the "Closing Date").

     3.2 Closing Deliveries by Seller. At the Closing on the Closing Date, Seller shall deliver to Purchaser:

          (a) (i)   the Bill of Sale and Assignment executed by Seller;

              (ii) (A) special warranty deeds in form and substance reasonably acceptable to Seller and Purchaser ("Special Warranty Deeds") executed by Seller, and (B) in respect of each lease of each portion of the real property which consists of a leasehold estate to be assigned pursuant to this Agreement, an assignment of all right, title and interest as lessee in, to and under the lease creating such leasehold estate, including assignable purchase options and renewable rights, if any, pursuant to an assignment and assumption agreement in form and substance reasonably acceptable to Seller and Purchaser executed by Seller;

               (iii) motor vehicle titles conveying Seller's title to each vehicle to be transferred to Purchaser pursuant to this Agreement, if any;

               (iv)   the Post-Signing Escrow Agreement executed by Seller;

               (v) joint written instructions (the "Joint Instructions") to the Escrow Agent (as defined in the Pre-Signing Escrow Agreement) executed by Seller's Parent in accordance with Section 4(b) of the Pre-Signing Escrow Agreement instructing the Escrow Agent to deliver all amounts included in the Purchaser Fund and the Seller Fund (each as defined in the Pre-Signing Escrow Agreement) as provided in the Joint Instructions ;

               (vi) a license agreement in form and substance reasonably acceptable to Seller and Purchaser executed by Seller granting Purchaser the right to use the name "Interlake" and derivatives thereof in connection with the operation of the Business until October 4, 1997 (the "License Agreement"); and

               (vii) (a) a trademark license agreement in form and substance reasonably acceptable to Seller and Purchaser dated as of October 4, 1996 and executed by Seller, (b) a trademark assignment in form and substance reasonably acceptable to Seller and Purchaser, dated as of October 4, 1996 and executed by Seller, and (c) a patent assignment in form and substance reasonably acceptable to Seller and Purchaser, dated as of October 4, 1996 and executed by Seller (collectively, the "Intellectual Property Assignments"); and

               (viii) such other instruments of assignment or conveyance as Purchaser may reasonably request as necessary to vest in Purchaser title to the Purchased Assets;

          (b) certified copies of resolutions or unanimous written consents of the Board of Directors of Seller and, if required, the stockholders of Seller, approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

          (c) a certificate, dated the Closing Date, executed by an appropriate officer of Seller, as required by Section 9.2;

          (d) (i) the opinion of Winston & Strawn, special counsel for Seller, dated the Closing Date,in form and substance acceptable to Purchaser (ii) the opinion of Stephen R. Smith, Esq., General Counsel of Seller, dated the Closing Date, (iii) opinion letters in form and substances satisfactory to Purchaser's Parent dated the Closing Date from legal counsel representing
     (a) Interlake Companies regarding various legal issues relating to the U.K. Stock Purchase Agreement, and (b) the Interlake Companies Seller regarding various legal issues relating to the Canadian Stock Purchase Agreement;

          (e) the Required Consents executed by the parties thereto;

          (f) legible copies of all leases of real property, together with (i) an estoppel certificate executed by the landlord on each Leased Real Estate parcel in form and substance satisfactory to Purchaser to the extent such certificate is a Required Consent, (ii) written consent from the landlord of each Leased Real Estate parcel to the transactions contemplated herein to the extent such consent is a Required Consent, and (iii) any other documents or deliveries required pursuant to the leases in effect for the Leased Real Estate to the extent such documents or deliveries are Required Consents;

          (g) a standard title policy in conformance with the title insurance commitment delivered in accordance with Section 5.1 hereof, subject only to Permitted Exceptions and the preprinted exceptions, and certified surveys as required pursuant to Section 5.1 hereof; and

          (h) such other documents as Purchaser may reasonably request to carry out the purposes of, and to close the transactions contemplated by, this Agreement, including, but not limited to, the documents to be delivered pursuant to Article 9.

     3.3 Closing Deliveries by Purchaser. At the Closing on the Closing Date, Purchaser shall deliver to Seller or to the Escrow Agent, as applicable:

          (a) the payments to be delivered by Purchaser pursuant to Section 2.2;

          (b) certified copies of resolutions or unanimous written consents of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement;

          (c) (i) the opinion of Katten Muchin & Zavis, special counsel for Purchaser, dated the Closing Date, in form and substance acceptable to Seller and Purchaser; and (ii) opinion letters in form and substance satisfactory to Seller and the Interlake Companies dated the Closing Date from legal counsel representing (a) Purchaser in connection with the Canadian Stock Purchase Agreement, and (b) Purchaser in connection with the U.K. Stock Purchase Agreement;

          (d) the certificate, dated the Closing Date, executed by the appropriate officer of Purchaser, as required by Section 10.2;

          (e) the Assumption Agreement executed by Purchaser;

          (f) the Post-Signing Escrow Agreement executed by Purchaser;

          (g) the Joint Instructions, executed by Purchaser;

          (h) the License Agreement executed by Purchaser; and

          (i) such other documents as Seller may reasonably request to carry out the purposes of, and to close the transactions contemplated by, this Agreement, including, but not limited to, the documents to be delivered pursuant to Article 10.

     3.4  Non-Assignable Contracts.

          (a) Seller shall use its reasonable efforts to obtain and deliver to Purchaser at or prior to the Closing such consents as are required to allow the assignment by Seller to Purchaser of Seller's right, title and interest in, to and under each Contract included in the Purchased Assets. To the extent any such Contract is not capable of being assigned without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), or if such assignment or attempted assignment would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or an attempted assignment of such Contract.

          (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to transfer to Purchaser any of its rights and obligations in and to any Contract without first having obtained all necessary consents and waivers to such transfer. For a reasonable period of time after the Closing Date, Seller shall use its reasonable efforts, and

     Purchaser shall cooperate with Seller, to obtain the consents and waivers referred to in Section 3.4(a) and to obtain any other consents and waivers necessary to convey to Purchaser any Contract.

          (c) To the extent that such consents and waivers are not obtained by Seller (other than with respect to any Required Consent), or Purchaser does not direct Seller to terminate any foreign exchange contract which constitutes a Contract, a list of which is set forth in Section 3.4(c) of the Disclosure Letter (the "Foreign Exchange Contracts"), Seller and Purchaser shall use their reasonable efforts to establish arrangements that are reasonable and lawful as to both Seller and Purchaser, and which provide to Purchaser the benefits, and impose upon the Purchaser the risks and burdens of, the relevant Contract for the remaining term of such Contract, without incurring any financial obligation upon Seller or Purchaser (except that, with respect to the Foreign Exchange Contracts, Purchaser will make Seller whole with respect to any such Contracts which Purchaser does not direct Seller to terminate). At Purchaser's direction, Seller shall terminate any Foreign Exchange Contract. Purchaser shall indemnify and hold Seller harmless from any Losses incurred by Seller in connection with any termination of any such Foreign Exchange Contract pursuant to the immediately preceding sentence.

          (d) With respect to the Contracts, Purchaser acknowledges and agrees that the Required Consents are the only consents the receipt of which constitutes a condition precedent to Purchaser's obligation to consummate the purchase and sale of the Purchased Assets contemplated hereby.

     3.5 Cooperation. Seller and Purchaser shall, on request on and after the date hereof, cooperate with one another by furnishing any and all additional information, executing and delivering any and all additional documents and/or instruments and doing any and all such other things as may be reasonably requested by the other party to consummate or otherwise implement, or evidence, the transactions contemplated by this Agreement.

                                   ARTICLE 4

                              PRE-CLOSING FILINGS
                              -------------------

     4.1 HSR Filing. Purchaser and Seller each have caused to be filed with the DOJ and FTC the pre-merger notification and report form required pursuant to the HSR Act with respect to the transactions contemplated hereby, together with a request for early termination of the waiting period under the HSR Act, and such early termination was previously granted. The parties hereto covenant and agree with each other that with respect to such filing each shall: (a) after any request by the FTC or DOJ, promptly file any information or documents requested by the FTC or DOJ; and (b) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ which relates to the transactions contemplated hereunder, and to the extent practicable, to permit the other to participate in any conferences with the FTC or DOJ. Purchaser paid the entire amount of the filing fee required by the HSR Act.

     4.2 Other Government Filings. Seller and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any United States agency or any state or local governmental body or agency, all other notices, applications or other documents as may be necessary to consummate the transactions contemplated hereby, and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.

                                   ARTICLE 5

                             PRE-CLOSING COVENANTS
                             ---------------------
     5.1 Title Insurance and Surveys. Prior to the Closing Date, Seller shall obtain and deliver to Purchaser the following:

          (a) with respect to each parcel of Owned Real Estate set forth in
     Section 5.1 of the Disclosure Letter, and with respect to each parcel of Leased Real Estate governed by a ground lease set forth in Section 5.1 of the Disclosure Letter, if any, an owner's title insurance commitment together with copies of all documents affecting or relating to title to said parcels covering a date subsequent to the date hereof, issued by the Title Insurer or such other title insurance company as is reasonably acceptable to Purchaser.

          (b) Surveys certified by a registered land surveyor licensed in the jurisdiction in which the real estate is located as of a date subsequent to the date hereof of the real estate covered by the title commitment deliverable under Section 5.1(a) showing with respect to such real estate:
     (i) the legal description; (ii) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way; (iii) any encroachments upon such parcel or upon adjoining parcels by buildings, structures, improvements or easements; and (iv) access to such parcel.

          (c) Legible and complete copies of all leases affecting the Leased Real Estate. Any title encumbrances or exceptions which are set forth in the title report or the survey and to which Purchaser does not object shall be deemed to be Permitted Exceptions.

     The costs and expenses of the title insurance commitments, policies and surveys referred to in this Section 5.1 and in Section 9.9 shall be shared equally by Seller and Purchaser, only if the transactions contemplated under this Agreement are consummated. In the event that the transactions contemplated under this Agreement are not consummated for any reason other than Purchaser's default, Seller shall pay the costs and expenses of the title insurance reports, policies and surveys set forth in the preceding sentence; in the event they are terminated due to Purchaser's default, Purchaser shall pay such costs and expenses.

     5.2 Conduct of Business Prior to Closing. During the period from the date hereof to the Closing Date, Seller shall:

          (a) use its reasonable efforts to preserve intact the business organization of the Businesses, to keep available the services of the present employees of the Businesses and to preserve the current material relationships of Seller with the customers, suppliers and other Persons having a business relationship with either Business;

          (b) operate the Businesses in the ordinary course in substantially the same manner as they are presently operated;

          (c) except with the prior written consent of Purchaser, not: (i) materially change its accounting methods, principles or practices; (ii) establish or increase any bonus, insurance, severance, deferred compensation, pension, profit sharing or other employee benefit plan or otherwise increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant employed by Seller in connection with either Business, except as set forth in Section 5.2(c) of the Disclosure Letter; or (iii) sell, transfer, mortgage or otherwise dispose of any Purchased Assets other than in the ordinary course of business consistent with prior practice;

          (d) not amend, terminate or waive any right under any Contract except in the ordinary course of business consistent with past practices;

          (e) except as specifically set forth in Section 13.10, not, nor permit its directors, officers, employees, representatives, investment bankers, agents or Affiliates to, directly or indirectly (i) solicit or encourage submission of any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) offer any access to the properties, books of records of Seller or any affiliate, or (iv) otherwise assist, facilitate or encourage, or enter into any agreement or understanding with, any person, entity or group (other than Purchaser) in connection with any proposal relating to the possible acquisition of the Acquired Businesses or any of the Purchased Assets, whether by way of merger, stock purchase, asset purchase or otherwise (a "Seller Proposal"); and

          (f) (i) maintain its property in as good repair, order and condition as on the date hereof, normal wear and tear thereof accepted, (ii) maintain and keep in full force existing insurance, (iii) maintain its records in the usual, regular and ordinary manner on a basis consistent with past practices, and (iv) perform and comply with all of its obligations under Contracts.

Purchaser acknowledges that Seller intends, prior to or at the Closing, to cancel all Intercompany Service and Supply Arrangements, and that such cancellations will not be deemed a breach of this Agreement.

     5.3 Access to Information. From the date hereof until the Closing, upon reasonable notice, Seller shall, and shall cause each of its officers, directors, employees, auditors and agents to: (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access, during normal business hours, to the offices, properties, books and records relating to the Businesses, and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Businesses and the Purchased Assets and Assumed Liabilities as Purchaser may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or any of its Affiliates or subsidiaries. Purchaser will be permitted to make copies of such books and records as may be reasonably necessary. No investigation by Purchaser or its agents shall affect or limit the scope of Seller's representations and warranties or limit Seller's liability for any breach thereof.

     5.4 Closing Deliveries; Conditions. Notwithstanding any provision herein, each of Seller and Purchaser shall use its best efforts to obtain and deliver its closing deliveries on the Closing Date as set forth herein and to satisfy the conditions of Closing applicable to it on such date.

     5.5 Conduct of Business after the Effective Date. Unless this Agreement is terminated in accordance with Section 11.1, the Business shall be operated from the Effective Date by Seller, until Closing, for the account of Purchaser and in the ordinary course of business, and any amounts due Seller or Purchaser as a result thereof shall be settled in accordance with Section 13.11.

                                   ARTICLE 6

                   FINANCIAL STATEMENTS; DISCLOSURE LETTER;
                          FINANCING COMMITMENT LETTER
                          ---------------------------

     6.1  Pre-Signing Deliveries by Seller.  Seller has heretofore delivered to
Purchaser:

          (a) the Financial Statements; and

          (b) the Disclosure Letter, together with (or preceded by) a copy of each Contract listed in Section 7.11 of the Disclosure Letter, and containing all of the information required by the terms of this Agreement to be contained therein.

     6.2 Pre-Signing Deliveries by Purchaser. Purchaser has heretofore delivered to Seller a true and complete copy of the written binding commitment of a reputable lending institution to provide the funds necessary for Purchaser and Purchaser's Parent to purchase the Acquired Businesses.

                                   ARTICLE 7

                   WARRANTIES AND REPRESENTATIONS OF SELLER
                   ----------------------------------------

          Seller warrants and represents to Purchaser (which warranties and representations shall survive the Closing subject to the limitations of Article 12 of this Agreement) as follows:

     7.1 Incorporation and Qualification of Seller. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and use the Purchased Assets it now owns, operates or uses to engage in the operation of the Businesses in which it is currently engaged, and to perform all of its obligations under the contracts to which it is a party or by which it is bound.

     7.2 Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, valid execution and delivery hereof and thereof by Purchaser) is, and as of the Closing will be, and as of the Closing each Ancillary Agreement will be, duly executed and delivered by Seller and (assuming the due authorization, valid execution and delivery hereof and thereof by Purchaser, as appropriate), as of the Closing, will be, a legal, valid and binding obligation of Seller, each enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     7.3 No Conflict. Except as described in Section 7.4, or as may result from any facts relating solely to Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller do not and will not: (a) conflict with or violate any provision of the Certificate of Incorporation or By-Laws of Seller; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Purchased Assets pursuant to, any instrument, license, agreement or commitment to which Seller is a party or by which any of the Purchased Assets are bound; or (c) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree applicable to the Purchased Assets or the Businesses.

     7.4 Consents and Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements do not or will not, and compliance by Seller with the terms hereof and thereof and consummation by Seller of the transactions contemplated hereby and thereby will not, require Seller to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) as disclosed in Section 7.4 of the Disclosure Letter, (b) pursuant to the applicable requirements of the HSR Act, and (c) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or Purchaser's Parent.

     7.5  Brokers.  Neither this Agreement nor the sale of the Purchased
Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Seller or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity.

     7.6 Required Assets; Title. The Purchased Assets constitute substantially all of the material rights and properties used in connection with conducting the Businesses as presently conducted, except for the Retained Assets. Except as set forth in Section 7.6 of the Disclosure Letter, Seller and its Affiliates own all of the Purchased Assets, free and clear of any Liens whatsoever other than Permitted Exceptions. Upon consummation of the transactions provided herein in accordance with the terms hereof, Purchaser will be vested with title to the Purchased Assets, free and clear of any Liens other than Permitted Exceptions.

     7.7  Intellectual Property.

          (a) To the knowledge of Seller, except as set forth in Section 7.7 or
     7.14 of the Disclosure Letter, there is not now and has not been during the past three (3) years any infringement, misuse or misappropriation in any material respect by Seller of any valid patent, trademark, trade name, service mark, copyright or trade secret in connection with the operation of a Business and which is owned by any other Person, and there is not now any existing or, to the knowledge of Seller, threatened claim asserted in writing against Seller of any infringement, misuse or misappropriation in any material respect by Seller of any patent, trademark, trade name, service mark, copyright or trade secret which relates to either Business.

          All material patents, trademarks, service marks, tradenames, copyrights, and all applications and registrations thereof, used in connection with the operation of the

     Businesses are set forth in Section 7.7 of the Disclosure Letter ("Proprietary Rights"). Except as set forth in Section 7.7 of the Disclosure Letter, Seller and/or its Affiliates are the sole and exclusive owners of, or have the sole and exclusive right to use, the Proprietary Rights.

          (b) Except as described in Section 7.7 or Section 7.14 of the Disclosure Letter, there is no pending or threatened claim by Seller against any other Person for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by Seller and which is utilized in the conduct of either Business.

     7.8 Financial Statements. Each of the Financial Statements is consistent with the books and records of Seller and fairly presents in all material respects the financial condition, assets and liabilities of the Businesses as of its respective date and the results of operations for the periods related thereto in accordance with generally accepted accounting principles consistently applied among the periods which are the subject of the Financial Statements.

     7.9 Compliance with Laws. Except as set forth in Section 7.9 of the Disclosure Letter, Seller is currently in compliance in all material respects with all laws, rules, ordinances, statutes, regulations, writs, injunctions, judgments, decrees and orders ("Law") applicable to it in connection with the ownership or use of the Purchased Assets or the operation of each Business, and has not received any notice of any alleged claim or threatened claim, violation of or liability or potential responsibility under any such Law in connection with the ownership or use of the Purchased Assets or the operation of any Business which has not been resolved; provided, however, that Purchaser acknowledges and agrees that Seller's representations and warranties under this
Section 7.9 are not made with respect to any applicable Environmental Laws and that Seller's representations and warranties to Purchaser with respect to applicable Environmental Laws are made only in Section

7.18. There are no writs, injunctions, judgments, decrees or orders applicable to Seller which require the payment of money which have not been paid as of the Effective Date.

     7.10 Licenses and Permits. Except as set forth in Section 7.10 of the Disclosure Letter, Seller has all material governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, registrations and similar documents or instruments necessary to carry on the Businesses as each is currently conducted, provided, however, that Purchaser acknowledges and agrees that Seller's representations and warranties under this Section 7.10 are not made with respect to any applicable Environmental Laws and that Seller's representations and warranties to Purchaser with respect to applicable Environmental Laws are made only in Section 7.18.

     7.11 Material Contracts.

          (a) Section 7.11 of the Disclosure Letter lists or describes (1) all Contracts to be assigned to Purchaser and existing as of the date hereof which involve an executory obligation of more than $100,000 in any one calendar year, except Contracts which are terminable by Seller without penalty on no more than thirty (30) days' notice, and (2) each and every contract in effect described below which constitutes a Purchased Asset (the "Material Contracts"):

              (i) any existing or proposed collective bargaining or similar arrangement with any labor union;

              (ii) any contract for capital expenditures or the acquisition or construction of fixed assets involving an executory obligation of more than $100,000 per annum;

               (iii) any contract for the purchase or the sale of materials, supplies, merchandise or services except any contract made in the ordinary course of business;

               (iv) any contract relating to environmental matters involving an executory obligation of more than $100,000 per annum;

               (v) any contract granting to any Person a first-refusal, first-offer or similar preferential right to purchase any of the Purchased Assets;

               (vi) any contract with any manufacturer's representative or other sales agent or distributor, or advertising or marketing entity, which is not terminable by Seller without penalty on 180 calendar days' or less notice;

               (vii)   any lease of real property to which Seller is a party;

               (viii) any material non-governmental license or sublicense which Seller has granted or received;

               (ix) any contract providing for the indemnification by Seller of any of its officers, directors, or employees or any other Person, the obligation of which might reasonably be expected to exceed, in the aggregate, $100,000;

               (x) any contract prohibiting Seller from, or restricting it in, conducting the Business anywhere in the world;

               (xi)    any joint venture or partnership contract;

               (xii)   any tax sharing agreements;

               (xiii) any contract containing covenants by Seller not to compete in either Business;

               (xiv) any contract relating to the acquisition of any business on or after the Effective Date;

               (xv) any consulting contract requiring any payment or payments of greater than, in the aggregate, $100,000; and

               (xvi) any employment contract having an express term of greater than 1 year.

     (b) Neither Seller nor, to the knowledge of Seller, any other Person, is in material breach of, or material default under, any material Contract to be conveyed to Purchaser under this Agreement, and no event or action has occurred, is pending or, to the knowledge of Seller, is threatened, which after the giving of notice, or the lapse of time, or both, could reasonably be expected to constitute or result in a material breach by Seller or, to the knowledge of Seller, any other Person, under any material Contract to be conveyed to Purchaser under this Agreement.

     7.12 Real Properties.    Section 5.1 of the Disclosure Letter contains a
true and correct description of all of the Owned Real Estate and the Leased Real Estate relating to the Businesses. Seller has fee simple title to the Owned Real Estate and a valid leasehold interest in the Leased Real Estate, in each instance, subject only to Permitted Exceptions and except as set forth in
Section 7.6 of the Disclosure Letter.

     7.13 [Intentionally omitted].

     7.14 Litigation. Except as set forth in Section 7.14 of the Disclosure Letter, there are no actions, claims, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against Seller, either Business or any of the Purchased Assets at law or in equity, before or by any federal, state or municipal court, agency or other governmental entity, or by any other Person which are material and adverse to either Business or any of the Purchased Assets.

     7.15 Labor Matters. Section 7.15 of the Disclosure Letter contains a list of the collective bargaining agreements to which Seller is a party relating to employees employed by Seller in connection with the Businesses. Except as disclosed in Section 7.15 of the Disclosure Letter (a) there are no labor controversies pending or, to the knowledge of Seller, threatened against either

Business or Seller relating to any Business; and (b) there are no grievances outstanding, or unfair labor practice complaints pending, before the National Labor Relations Board, against Seller in respect of employees employed by Seller in connection with either Business under any such agreement or contract, in each case which might be material and adverse to either Business or the Purchased Assets.

     7.16 Employee Benefit Matters.

     (a) Except as is described in Section 7.16 of the Disclosure Letter or as will not give rise to any liability to Purchaser, neither Seller nor any current or former Plan Affiliate (as defined below) of Seller has at any time maintained, sponsored, adopted, made contributions to, obligated itself or had any liability with respect to any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA); any "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA); personnel policy (including vacation time, holiday pay, service awards, bonus programs, moving expense, reimbursement programs and sick leave) or material fringe benefit; any severance agreement or plan or any medical, life or disability benefit; any excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus or deferred bonus plans), top hat plan or deferred compensation plan, salary reduction agreement, change of control agreement, employment agreement, consulting agreement; or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written or terminated or provided pursuant to a collective bargaining agreement, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof. All such plans, policies, programs, arrangements, agreements and contracts, including those that are set forth in Section 7.16 of the Disclosure Letter and those which will not result in any liability to Purchaser, are referred to in this Agreement as "Plans". Any Plan set forth on Section 7.16 of the Disclosure Schedule as a

"Scheduled Plan" is referred to herein as a "Scheduled Plan"; and any Plan, other than a Scheduled Plan, in which Employees (or descendants or beneficiaries thereof by virtue of such status) are currently participating or under which such persons are currently covered, relating to the operation of the Business but for which Purchaser will not have any liability (except in the case of those Plans described in Section 7.11 of the Disclosure Schedule) shall be referred to as a "Business Plan".

     (b) Seller has delivered to Purchaser a complete and accurate copy of each written Scheduled Plan, together with a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules) to the extent required by ERISA or the Code, if any, for the three (3) most recent plan years, the most recent IRS determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental authority with respect to each such plan, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the most recent PBGC Form 1 with respect to each such plan, if any, the current summary plan description and summary of material modifications with respect to each such plan, and a copy or description of each other general explanation or written or oral communication and which describes a material term of each such plan that has not previously been disclosed to Purchaser pursuant to this Section. Seller has delivered to Purchaser a complete and accurate copy of the current summary plan description and summary of material modifications to the extent required by ERISA with respect to each Business Plan. Section 7.16 of the Disclosure Letter contains a description of the material terms of each Business Plan for which there is no summary plan description or summary of material modifications and of each material term of each Business Plan which has not previously been disclosed to Purchaser in a summary plan description or summary of material modification.

     (c) Except as would not reasonably be expected to give rise to any material liability to Purchaser, (1) each Scheduled Plan (i) has been and currently complies in form and in operation in all respects with all requirements of ERISA and the Code, to the extent they are applicable, and any other applicable legal requirements; (ii) has been and is operated and administered in compliance with its terms (except as otherwise required by law);
(iii) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto; and (iv) where appropriate, has received a favorable determination letter or recognition of exemption from the IRS, (2) with respect to each Scheduled Plan, there are no claims or other proceedings pending or, to the knowledge of Seller, threatened with respect to the assets thereof (other than routine claims for benefits), and there are no facts which could reasonably give rise to any liability, claim or other proceeding against any Scheduled Plan, any fiduciary or plan administrator or other person dealing with any Scheduled Plan or the assets of any such plan (other than routine claims for benefits), and (3) with respect to each Scheduled Plan, no Person: (i) has entered into any nonexempt "prohibited transaction," as such term is defined under ERISA or the Code; (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plan; or (iv) engaged in any transaction or otherwise acted with respect to such plan in such a manner which could subject Purchaser, or any fiduciary or plan administrator or any other person dealing with any such plan, to liability under Sections 409 or 502 (except for claims for benefits made in the ordinary course) of ERISA or Sections 4972 or 4976 through 4980 of the Code.

     (d) No Scheduled Plan is a "multi-employer plan" as defined in Section 4001 of ERISA, a "multi-employer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

     (e) Other than Scheduled Plans, the accruals for which are set forth in the Financial Statements in accordance with SFAS 106, or as will not give rise to any liability to Purchaser, neither Seller, nor any current or former Plan Affiliate, has at any time maintained, contributed to or obligated itself or otherwise had any liability with respect to any funded or unfunded employee welfare plan, whether or not terminated, which provides medical, health, life insurance or other welfare type benefits for current retirees or future retirees or current former employees or future former employees, their spouses or dependents or any other persons (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the accompanying proposed regulations or state continuation coverage laws ("COBRA")).

     (f) No Scheduled Plan which is subject to Title IV of ERISA has incurred an "accumulated funding deficiency" as such term is defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, or has posted or is required to provide security under Code Section 401(a)(29) or Section 307 of ERISA; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA with respect to a Scheduled Plan that is subject to Title IV of ERISA, nor has any liability to the Pension Benefit Guaranty Corporation (the "PBGC") (except for payment of premiums) been incurred or reportable event within the meaning of Section 4043 of ERISA which could reasonably be expected to give rise to any liability to Purchaser occurred with respect to any such plan; and the PBGC has not threatened or taken steps to institute the termination of any such Scheduled Plan.

     (g) The requirements of COBRA have been satisfied with respect to each Scheduled Plan to which they relate, other than technical requirements for which no liability to Purchaser could reasonably be expected to arise.

     (h) As of the Closing Date, with respect to the Racine Hourly Pension Plan and the Past Service Plan, the estimated fair market value of the assets under each such plan equals or exceeds the estimated present value of all vested and non-vested accrued benefits under each such plan, determined using the actuarial methods and assumptions disclosed in the most recent (January 1, 1995) actuarial valuation report (specifically that [the set of assumptions included therein using an interest rate of 9.0% per annum, compounded annually and the 1971 Group Annuity Mortality Tables, without margins, with projection for mortality improvement to 1976 by Scale E). All contributions, payments, premiums, expenses, reimbursements or accruals required or due for all periods ending prior to or as of the Closing Date (including periods from the first day of the then current plan year to the Closing Date) for the Racine Hourly Pension Plan and the Past Service Plan (as defined below) shall have been, as of the Closing Date, made except to the extent accrued on the Final Closing Balance Sheet.

     (i) As used in this Agreement, with respect to any Person ("First Person"), the term "Plan Affiliate" shall mean each other Person with whom the First Person constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the First Person as under common control or whose employees would be treated or have been treated as employed by the First Person, under Section 414 of the Code and any other legal requirements.

     7.17 Taxes. Except as set forth in Section 7.17 of the Disclosure Letter, Seller has duly and timely filed all state and local tax Returns required to be filed by it in respect of the Businesses and paid all Taxes due thereunder. Except as set forth in Section 7.17 of the Disclosure Letter, Seller has duly withheld and, if payable, paid all Taxes which it is required to withhold from, and pay relating to, compensation paid to employees of Seller employed by Seller in connection with the Businesses.

     7.18 Environmental Compliance.

     (a)  Compliance.  To the knowledge of Seller, except as set forth in
Section 7.18 of the Disclosure Letter (i) Seller is in compliance with all applicable Environmental Laws as in effect on the date hereof, (ii) Seller possesses all required environmental permits, licenses, certifications and approvals relating to the use, occupancy or operation of the Purchased Assets or the Businesses, and (iii) Seller is in compliance with all requirements or conditions imposed under its environmental permits, licenses, certifications and approvals, and has filed all required notices and applications.

     (b) No Hazardous Substances. To the knowledge of Seller, except as set forth in Section 7.18 of the Disclosure Letter, Seller has never generated, used, transported, treated, stored, disposed of or otherwise handled any Hazardous Substances at any site, location or facility in connection with the use, occupancy or operation of the Purchased Assets or the Businesses, other than in compliance with Environmental Laws. To the knowledge of Seller, except as set forth on in Section 7.18 of the Disclosure Letter, Seller has not owned or operated any underground storage tanks ("USTs") in connection with the use, occupancy or operation of the Purchased Assets or the Businesses, other than in compliance with all applicable Environmental Laws. To the knowledge of Seller, except as set forth in Section 7.18 of the Disclosure Letter, there has been no release, spill or discharge of any Hazardous Substances in connection with the use, occupancy or operation of the Purchased Assets or the Businesses in violation of or requiring reporting, removal or remediation under any Environmental Laws as in effect at the time thereof, which has not been reported, removed or remediated, as the case may be.

     (c) No Actions or Proceedings. To the knowledge of Seller, except as set forth in Section 7.18 of the Disclosure Letter, the Purchased Assets are not subject to, nor are the subject of, any threatened private, administrative or judicial inquiry, investigation, order or action resulting from or relating to violations of or obligations under Environmental Laws, including without limitation liabilities relating to the generation, transportation, treatment, storage, disposal or other handling of Hazardous Substances in connection with the use, occupancy or operation of the Purchased Assets or the Businesses.

     (d)  Other Conditions.  To the knowledge of Seller, except as set forth in
Section 7.18 of the Disclosure Letter, no facts, events or conditions exist which could reasonably be expected to interfere with or prevent continued compliance with applicable Environmental Laws as in effect on the date hereof, or result in any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, relating to the release, discharge, generation, use, transportation, treatment, storage, disposal or other handling of Hazardous Substances in connection with the use, occupancy or operation of the Purchased Assets or the Businesses.

     7.19 Inventory. All of the inventories which are reflected on the balance sheet dated June 30, 1996 constituting a part of the Financial Statements were purchased or acquired in the ordinary and regular course of the conduct of the Businesses and in a manner consistent with the regular inventory practices relating to the Businesses, and have been or will be used or sold in the ordinary and regular course of the Businesses and in a manner consistent with Seller's regular inventory practices; all of the inventories which are reflected in the balance sheets constituting a part of the

Financial Statements were priced at the lower of cost (on the last-in-first-out basis, except for the portion of the Strapping Business which has been "bought-in" as opposed to manufactured (e.g., purchased strapping, machines and parts), which were priced on a first-in-first-out basis) or market, and were (as to classes of items inventoried and methods of accounting and pricing) determined in a manner consistent with prior years; and all inventories which have been purchased or acquired by Seller for the Businesses since June 30, 1996 were purchased or acquired in the ordinary and regular course of the Businesses and in a manner consistent with Seller's regular inventory practices and have been or will be used or sold in the ordinary and regular course of Seller's business and in a manner consistent with Seller's regular inventory practices.

     7.20 Receivables. All of the Receivables which are reflected in the balance sheet dated June 30, 1996 constituting a part of the Financial Statements represent, and all of the Receivables set forth on the Seller Closing Balance Sheet as of the Closing Date will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, all of the Receivables will be current and enforceable (but no representation is hereby made as to their collectibility). There is no contest, claim or asserted right of set-off in any agreement relating to the amount or validity of any Receivable except those arising in the ordinary course of business. Seller has delivered or made available to Purchaser a complete and accurate list of all Receivables as of June 30, 1996, which list sets forth the aging of such Receivables.

     7.21 Real Property Leases. Seller has provided Purchaser with a true and complete copy of each of the leases pertaining to the Leased Real Estate (the "Real Property Leases"). No payment required pursuant to the Real Property Leases is past due. The Real Property Leases have not been amended, modified or assigned except as otherwise disclosed in the Disclosure Letter and are in full force and effect. Except as disclosed in Section 7.21 of the Disclosure Letter, neither Seller nor any lessor under the Real Property Leases is in default thereunder.

     7.22 No Notice. To Seller's knowledge, no notice, action, or proceeding materially and adversely affecting the Owned or Leased Real Estate has been served or commenced.

     7.23 Customers. Section 7.23 of the Disclosure Letter is a complete list of the 10 largest customers of each Business for the twelve month period ended June 30, 1996. Except as noted in such section of the Disclosure Letter, since June 30, 1996, no such customer has cancelled or otherwise terminated, or to Seller's knowledge, threatened to cancel or otherwise terminate, its relationship with a Business, or to Seller's knowledge, threatened to materially reduce its business with any Business, other than due to normal fluctuations in requirements and order levels in the ordinary cause of business.

     7.24 Full Disclosure. The materials delivered by or on behalf of Seller in connection with this Agreement, taken as a whole, fairly present the Businesses, the Purchased Assets and the Assumed Liabilities.

     7.25 DISCLAIMER OF WARRANTIES. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD BY PURCHASER THAT THE PURCHASED ASSETS ARE TO BE CONVEYED HEREUNDER "AS IS" ON THE DATE HEREOF, AND IN THEIR PRESENT CONDITION, SUBJECT TO REASONABLE USE,

WEAR AND TEAR BETWEEN THE DATE HEREOF AND THE CLOSING DATE, AND PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF.

                                   ARTICLE 8

                  WARRANTIES AND REPRESENTATIONS OF PURCHASER
                  -------------------------------------------

     Purchaser warrants and represents to Seller (which warranties and representations shall survive the Closing) as follows:

     8.1 Incorporation and Qualification of Purchaser. Purchaser is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease the assets it now owns, operates or leases and to carry on its business as currently conducted.

     8.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been, or prior to Closing will be, duly authorized by all requisite corporate action on the part of Purchaser. Each of this Agreement and the Ancillary Agreements has been, or prior to Closing will be, duly executed and delivered by Purchaser and (assuming the due authorization, valid execution and delivery hereof and thereof by Seller) is, and as of the Closing will be, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     8.3 No Conflict. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser do not and will not: (a) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Purchaser; (b) except as would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby or by the Ancillary Agreements, as the case may be, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of Purchaser pursuant to, any instrument, license, agreement or commitment to which Purchaser is a party or by which any of its assets or properties are bound; or (c) except as would not have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby or by the Ancillary Agreements, as the case may be, conflict with or violate any law, rule, regulation, order, writ, judgment, injunction or decree applicable to Purchaser or its assets or properties.

     8.4 Consents and Approvals. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements do not, and compliance by Purchaser with the terms hereof and thereof and consummation by Purchaser of the transactions contemplated hereby and thereby will not, require Purchaser to obtain any consent, approval, authorization or other action of, or make any filing with or give any notice to, any court, administrative agency or other governmental authority, except (a) pursuant to the applicable requirements of the HSR Act, (b) where failure to obtain such consents, approvals, authorizations or actions, make such filings or give such notice would not prevent Purchaser from consummating the transactions contemplated hereby and performing any of its material obligations under this Agreement or the Ancillary Agreements, as the case may be, and (c) as may be necessary as a result of any facts or circumstances relating solely to Seller.

     8.5 Litigation. There are no actions, claims, proceedings or governmental investigations pending against Purchaser or any of its assets or properties at law or in equity, before or any federal, state or municipal court, agency or other governmental entity, or by any other Person, which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Purchaser or its ability to consummate the transactions contemplated hereby or by the Ancillary Agreements, as the case may be.

     8.6 Brokers. Neither this Agreement nor the purchase of the Purchased Assets or any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Purchaser or any of its Affiliates as broker, finder, investment banker, financial advisor or in any similar capacity .

     8.7 Financial Ability. At the Closing on the Closing Date, Purchaser will have the funds necessary to purchase the Purchased Assets and consummate the transactions contemplated hereby.

                                   ARTICLE 9

                 CONDITIONS TO CLOSING APPLICABLE TO PURCHASER
                 ---------------------------------------------

          The obligation of Purchaser to consummate the transactions herein contemplated is subject to the following conditions precedent:

     9.1 No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.1.

     9.2 Bring-Down of Seller's Warranties. The warranties and representations made by Seller herein to Purchaser shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Seller shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Purchaser shall have received a certificate executed by the President or any Vice President of Seller to the foregoing effect.

     9.3 Pending Actions. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority shall be pending on the Closing Date which challenges, or is reasonably likely to result in a challenge to, and no injunction issued by an order of any court shall be in effect which prohibits, this Agreement or any transactions contemplated hereby.

     9.4 Consents and Approvals. All consents, approvals or authorizations of any governmental authority which are required to consummate the transactions contemplated hereby, and the Required Consents, shall have been duly obtained and shall be in full force and effect as of the Closing Date, and Seller shall have complied with all applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

     9.5 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of such documents as Purchaser may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 3.2.

     9.6 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the provisions of the HSR Act shall have expired or been terminated in accordance with the HSR Act.

     9.7 Termination of Certain Liens, Claims and Encumbrances. Purchaser shall have received evidence, in form and substance reasonably satisfactory to it, of the termination, cancellation and release of all liens, claims and encumbrances which are not Permitted Exceptions.

     9.8 Canadian and U.K. Transactions. The "Closing" contemplated under each of the Canadian Stock Purchase Agreement and the U.K. Stock Purchase Agreement shall be consummated concurrently with the Closing hereunder.

     9.9 Title Policies. At the Closing, Seller shall have delivered to Purchaser owner's title insurance policies dated the Closing Date, covering the real estate covered by the commitments referred to in Section 5.1(a), issued by the Title Insurer insuring the fee simple title of Purchaser in the real estate in the amount to be set forth in Section 5.1 of the Disclosure Letter, subject only to Permitted Exceptions and the preprinted exceptions.

     9.10 Conveyance of the Transferred Patents and Trademarks. At the Closing, Seller and its affiliates shall have delivered to Purchaser or, if requested by Purchaser, to Cass Strapping, an assignment of the Transferred Patents and Trademarks in form and substance reasonably satisfactory to Purchaser, duly executed by Interlake Companies or its affiliates, as appropriate, pursuant to which Interlake Companies and each appropriate Affiliate thereof shall assign to Purchaser (or Cass Strapping, as the case may be) all of its rights, title and interest in and to the Transferred Patents and Trademarks.

     9.11 Additional Deliveries. Seller shall have delivered to Purchaser, at Closing, all deeds, assignments, transfer tax declarations and such other documents, instruments and agreements as may be necessary or desirable in order to convey to Purchaser title to the Owned Real Estate and the leasehold estates created under the Real Property Leases, free and clear of all liens, claims and encumbrances other than Permitted Exceptions.

     9.12 Material Adverse Change. Since June 30, 1996, there shall not have been any Material Adverse Change. Purchaser shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in
Section 9.6.

     9.13 Consents under Senior Credit Agreement. All consents required under the Senior Credit Agreement and the documents and instruments executed and delivered in connection therewith to permit Seller to consummate the transactions contemplated hereby shall have been delivered to Seller.

                                   ARTICLE 10

                   CONDITIONS TO CLOSING APPLICABLE TO SELLER
                   ------------------------------------------

     The obligation of Seller to consummate the transactions herein contemplated is subject to the following conditions precedent:

     10.1 No Termination. Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 11.1.

     10.2 Bring-Down of Purchaser Warranties. All warranties and representations made by Purchaser herein to Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date; and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

     10.3 Pending Actions. No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority shall be pending on the Closing Date which challenges or is reasonably likely to result in a challenge to, and no injunction issued by an order of any court shall be in effect which prohibits, this Agreement or any transaction contemplated hereby.

     10.4 Consents and Approvals. All consents, approvals or authorizations of any governmental authority which are required to consummate the transactions contemplated hereby, and the Required Consents, shall have been duly obtained and shall be in full force and effect as of the Closing Date, and Purchaser shall have complied with all applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

     10.5 All Necessary Documents. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller, and Seller shall have received copies of such documents as it may reasonably request in connection with said transactions, including without limitation, those documents to be delivered pursuant to Section 3.3.

     10.6 HSR Act. The waiting period applicable to the consummation of the transactions contemplated hereunder required pursuant to the HSR Act shall have expired or been terminated in accordance with the HSR Act.

     10.7 Canadian and U.K. Transactions. The "Closing" contemplated under each of the Canadian Stock Purchase Agreement and the U.K. Stock Purchase Agreement shall be consummated concurrently with the Closing hereunder.

     10.8 Letters of Credit. At the Closing on the Closing Date, Purchaser shall have caused the Replacement Letters of Credit to be in full force and effect and shall have delivered a copy of each Replacement Letter of Credit to Seller.

     10.9 Consents under Senior Credit Agreement. All consents required under the Senior Credit Agreement and the documents and instruments executed and delivered in connection therewith to permit Seller to consummate the transactions contemplated hereby shall have been delivered to Seller.

     Seller shall have the right to waive any of the foregoing conditions precedent, except for the condition set forth in Section 10.6.

                                   ARTICLE 11

                                  TERMINATION
                                  -----------

     11.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

          (a) by mutual consent of Purchaser and Seller;

          (b) by Purchaser or by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before November 30, 1996, or such later date as may have been agreed upon in writing by the parties hereto; provided, that the party seeking to terminate is not, in any material respect, in breach of or default under this Agreement;

          (c) by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, or in any certificate, schedule or documents furnished to Purchaser or Seller, respectively, pursuant to this Agreement is untrue in any material respect, or if Seller or Purchaser, respectively, shall have defaulted in any material respect in the performance of any material obligation under this Agreement; or

          (d) by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before October 10, 1996, and no Competition Act Opinion, dated as of the date of Seller's notice of termination, shall have been delivered to Seller by Purchaser within five Business Days after the date of delivery of Seller's notice of termination under this Section 11.1(d).

     Any termination pursuant to this Article 11, other than pursuant to Section 11.1(d), shall not limit or restrict the rights or other remedies of any party hereto. Upon termination of this Agreement pursuant to Section 11.1(d), neither Seller nor Purchaser shall have any further rights hereunder.

                                  ARTICLE 12

                                INDEMNIFICATION
                                ---------------

     12.1 Seller Indemnity. After the Closing Date, Seller agrees to indemnify, defend and hold Purchaser, its Affiliates and their officers and directors (collectively, the "Purchaser Indemnified Persons") harmless against any losses, liabilities, costs, damages or expenses (including reasonable attorneys' fees), other than Consequential Damages (collectively, the "Losses"), suffered as the result of (a) any breach by Seller of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement; (b) any inaccuracy in or breach of any of the representations or warranties made by Seller herein, in any Ancillary Agreement or in the Disclosure Letter; (c) any inaccuracy or misrepresentation in a certificate or affidavit delivered by Seller in accordance with the provisions of this Agreement; (d) the assertion by a third party of any Contingent Liabilities or the compliance by Purchaser with any applicable law, rule or order resulting in any Contingent Liabilities; and (e) any Retained Liabilities.

     12.2 Limitation. Purchaser's right to indemnification pursuant to Section 12.1(b), (c) and (d) is subject to the following specific limitations (other than in the case of any obligation arising as a result of fraudulent activity on the part of Seller, which instances are not subject to such limitations):

          (a) (i) After the Third Anniversary, no Purchaser Indemnified Person shall be entitled to assert any right of indemnification pursuant hereto with respect to Section 7.18 for any Loss suffered by such Purchaser Indemnified Person or with respect to Section 12.1(d) relating to any Contingent Liability arising as a result of or in connection with Seller's non-compliance with Environmental Laws, except that if, as of the Third Anniversary, there shall then be pending any such claim under Section 12.1(b), (c) or (d) of which such Purchaser Indemnified Person shall have notified Seller in writing on or prior to the Third Anniversary with respect to such Section 7.18 or 12.1(d), such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

          (ii) After the expiration of the statute of limitations imposed by the Code or any other applicable law with respect to the underlying Tax or ERISA Plan liability of Seller that forms the basis for any Purchaser Indemnified Person's claims, such Purchaser Indemnified Person shall not be entitled to assert any right of indemnification under Section 12.1(b), (c) or (d) with respect to any Loss suffered by such Purchaser Indemnified Person with respect to the representations and warranties set forth in
     Section 7.16 or Section 7.17 or with respect to Section 12.1(d) with respect to any Contingent Liability arising as a result of or in connection with any Taxes of Seller other than Retained Liabilities or transfer Taxes payable in accordance with the terms hereof, except that if, as of the expiration of any such statute of limitations, there shall then be pending any such claim under Section 12.1(b), (c) or (d) of which such Purchaser Indemnified Person shall have notified Seller in writing on or prior to such expiration date with respect to such Section 7.16, 7.17 or 12.1(d), such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

          (iii) Except as otherwise set forth in clause (i) and (ii) above, after the First Anniversary, no Purchaser Indemnified Person shall be entitled to assert any other right of indemnification under Section 12.1(b), (c) or (d) (except with respect to Section 7.12) for any Loss suffered by such Purchaser Indemnified Person, except that if, as of the First Anniversary, there shall then be pending any such claim under Section 12.1(b), (c) or (d) of which such Purchaser Indemnified Person shall have notified Seller in writing on or prior to the First Anniversary, such Purchaser Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

          (b) No Purchaser Indemnified Person shall be entitled to indemnification hereunder for any indemnification claims under Section 12.1(b), (c) or (d) until the amount of the aggregate Losses required to be indemnified by Seller pursuant to such sections, together with the amount of the aggregate losses, damages and expenses required to be indemnified by the "Sellers" under Sections 12.1 of each of the Canadian Stock Purchase Agreement and the U.K. Stock Purchase Agreement, exceed, in the aggregate, $750,000 (said amount is hereinafter sometimes referred to as the "Seller Threshold"), whereupon the Purchaser Indemnified Persons shall be entitled to indemnification under such sections from

     Seller only for the aggregate of indemnification claims in excess of the Seller Threshold. For the purposes of this Section 12.2, in computing such individual or aggregate amounts of claims, and the amount set forth in clause (c) below, any concept of materiality contained in any warranty or representation of Seller contained in this Agreement or in connection with any obligation of Seller or any of its Affiliates shall be deemed not to exist, and such representation, warranty or obligation shall be read without such language relating to materiality and the amount of Loss shall be calculated as if no such concept was present therein; provided, however, the amount of each claim shall be deemed to be an amount (i) net of any tax benefit realized by a Purchaser Indemnified Person by reason of deductibility of such liability or damage (determined by multiplying such deductible amount by the then applicable highest effective corporate income tax rate), and any deferred tax benefit attributable to such liability or damage (determined on the same basis but present-valued to the extent obtained through depreciation or amortization deductions), and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recovered by a Purchaser Indemnified Person from any third party with respect thereto.

          (c) The maximum liability of Seller under this Agreement and the "Sellers" under the Canadian Stock Purchase Agreement and the U.K. Stock Purchase Agreement to the Purchaser Indemnified Persons for indemnification claims hereunder and thereunder, other than those arising in connection with the Retained Liabilities or as a result of a breach by Seller of any of its covenants or agreements hereunder, shall be $25,000,000 in aggregate.

          (d) As a condition to accepting the benefits of Section 12.1, each Purchaser Indemnified Person acknowledges and agrees that its remedies with respect to any and all claims relating to the subject matter of this Agreement shall be, except as otherwise set forth herein, in accordance with the indemnification provisions set forth in this Article 12.

          (e) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Purchaser, after the consummation of the purchase and sale of the Businesses and the Purchased Assets contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

          (f) Each Purchaser Indemnified Person shall take all reasonable steps to mitigate all liabilities and damages for which a claim may be made against Seller pursuant to Section 12.1 upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities or damages.

          (g) Notwithstanding any provision hereof, after the Tangible Net Worth is finally calculated in accordance with Section 2.3, no Purchaser Indemnified Person shall have any right to indemnification for any Loss suffered as a result of any breach of the warranty contained in Section 7.8 (to the extent such Loss arises out of matters which were finally determined in accordance with Section 2.3), Section 7.19 or Section 7.20.

          (h) In the event that Seller makes any payment to a Purchaser Indemnified Person for indemnification for which such Purchaser Indemnified Person could have collected on a claim against a third party, Seller shall be entitled to pursue claims and conduct litigation on behalf of such Purchaser Indemnified Person and any of such Person's successors, to pursue and collect on any indemnification or other remedy available to such Purchaser Indemnified Person with respect to such claim and generally to be subrogated to the rights of such Purchaser Indemnified Person with respect thereto.

Only those limitations set forth in Section 12.2(d), (e), (f), (f) and (h) shall have any effect relating to Seller's obligations to indemnify Purchaser Indemnified Parties arising under Section 12.1(a) or (e).

     12.3 Purchaser Indemnity. (a) After the Closing Date, Purchaser agrees to indemnify, defend and hold Seller, its Affiliates and their officers and directors (collectively, the "Seller Indemnified Persons") harmless against any Loss suffered as the result of (i) any breach by Purchaser of any of its covenants or agreements contained in this Agreement or any Ancillary Agreement,
(ii) any inaccuracy in or breach of any of the representations or warranties made by Purchaser herein or in any Ancillary Agreement, (iii) any inaccuracy or misrepresentation in a certificate or affidavit delivered by Purchaser at the Closing in accordance with the provisions of this Agreement, (iv) any Balance Sheet Liabilities, (v) any Contract Liabilities, (vi) any Post Effective Date Liabilities, and (vii) except to the extent that Seller has an obligation to indemnify any Purchaser Indemnified Person in accordance with this Section 12 therefor, any Contingent Liabilities.

     (b) After the First Anniversary, no Seller Indemnified Person shall be entitled to assert any right of indemnification under Section 12.3(a)(ii) or
(iii) for any Loss suffered by such Seller Indemnified Person, except that if, as of the First Anniversary, there shall then be pending any such claim under
Section 12.3(a) in writing on or prior to the First Anniversary, such Seller Indemnified Person shall continue to have the right to be indemnified with respect to such claim.

     (c) In the event that Purchaser makes any payment to a Seller Indemnified Person for indemnification for which such Seller Indemnified Person could have collected on a claim against a third party, Purchaser shall be entitled to pursue claims and conduct litigation on behalf of such Seller Indemnified Person and any of such Person's successors, to pursue and collect on any indemnification or other remedy available to such Seller Indemnified Person with respect to such claim and generally to be subrogated to the rights of such Seller Indemnified Person with respect thereto.

     (d) As a condition to accepting the benefits of Section 12.3(a), each Seller Indemnified Person acknowledges and agrees that its remedies with respect to any and all claims relating to the subject matter of this Agreement shall be in accordance with the indemnification provisions set forth in this Article 12.

     (e) Each Seller Indemnified Person shall take all reasonable steps to mitigate all liabilities and damages for which a claim may be made against Purchaser pursuant to Section 12.3(a) upon and after becoming aware of any event which could reasonably be expected to give rise to such liabilities or damages.

     12.4 Notice of Claims. Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder, the party seeking indemnification ("Indemnitee") shall give written notice of such claim or demand ("Notice of Claim") to the other party ("Indemnitor"). Indemnitee shall furnish to the Indemnitor in reasonable detail such information as Indemnitee may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 12.2(a), no failure or delay by Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of Indemnitor to indemnify and hold Indemnitee harmless, except to the extent that such failure or delay shall have adversely effected Indemnitor's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which Indemnitee is entitled to indemnification hereunder.

     12.5 Indemnification Proceeding. If the claim or demand set forth in the Notice of Claim given by Indemnitee pursuant to Section 12.4 is a claim or demand asserted by a third party, Indemnitor shall have fifteen (15) days after the Date of the Notice of Claim to notify Indemnitee in writing of its election to defend such third-party claim or demand on behalf of the Indemnitee. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall make available to Indemnitor and its agents and representatives all records and other materials which are reasonably required in the defense of such third-party claim or demand and shall otherwise cooperate with, and assist Indemnitor in the defense of, such third-party claim or demand, and so long as the Indemnitor is defending such third-party claim in good faith, Indemnitee shall not pay, settle or compromise such third-party claim or demand. If Indemnitor elects to defend such third-party claim or demand, Indemnitee shall have the right to participate in the defense of such third-party claim or demand, at Indemnitee's own expense. If Indemnitor does not elect to defend such third-party claim or demand or does not defend such third-party claim or demand in good faith, Indemnitee shall have the right, in addition to any other right or remedy it may have hereunder, at Indemnitor's expense, to defend such third-party claim or demand; provided, however, that (a) Indemnitee shall not have any obligation to participate in the defense of, or defend, any such third-party claim or demand; and (b) Indemnitee's defense of or its participation in the defense of any such third-party claim or demand shall not in any way diminish or lessen the obligations of Indemnitor under the agreements of indemnification set forth in this Article 12.

     12.6 Satisfaction of Claims. Except for third-party claims being defended in good faith, and subject to the resolution of any disputes hereunder in accordance with Section 14.15, Indemnitor shall satisfy its obligations hereunder within thirty (30) days after the Date of Notice of Claim.

     12.7 Date of Notice of Claim. The term "Date of the Notice of Claim" as used in this Article 12 shall mean the date the Notice of Claim is effective pursuant to Section 14.12.

                                  ARTICLE 13

                         CERTAIN OTHER UNDERSTANDINGS
                         ----------------------------

     13.1 Records.

          (a) After the Closing, each party agrees to provide the other with access to all relevant documents and other information which may be needed by such party for purposes of preparing tax returns or responding to an audit by any governmental agency or for any other reasonable purpose. Such access will be during normal business hours, upon reasonable prior notice and not otherwise subject to time limitations.

          (b) Purchaser further agrees that it shall preserve and keep all books and records relating to the Businesses, including, without limitation, the Purchased Assets, in Purchaser's possession for six years after the date hereof. After such time, before Purchaser shall dispose of any of such books and records, at least ninety (90) calendar days' prior written notice to such effect shall be given by Purchaser to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records as Seller may select. Duly authorized representatives of Seller shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect, retrieve and copy such books and records.

          (c) In order to facilitate the resolution of any claims made by or against or incurred by Seller prior to or after the Closing, upon reasonable notice, Purchaser shall, after the Closing: (i) afford the officers, employees and authorized agents and representatives of

     Seller reasonable access, during normal business hours, to the offices, properties, books and records of Purchaser with respect to the Businesses;
     (ii) furnish to the officers, employees and authorized agents and representatives of Seller such additional financial and other information regarding the Businesses as Seller may from time to time reasonably request; and (iii) make available to Seller, the employees of Purchaser whose assistance, testimony or presence is necessary to assist Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the businesses or operations of Purchaser or any of its Affiliates or subsidiaries.

          (d) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Businesses, including, without limitation, the Purchased Assets, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to the party needing such information, at the cost and expense of the party being furnished such information.

     13.2 Use of Interlake Name. No later than twelve months following the Closing Date, Purchaser shall forever cease (and shall cause all of its Affiliates to forever cease) to use the name "Interlake" and all derivatives thereof (including all logos incorporating either of such names or any derivatives thereof) in connection with the Businesses or in any other way whatsoever. Purchaser and Seller agree that money damages would not be a sufficient remedy for any breach of the terms of this Section 13.2, and that in addition to all other remedies, Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach. Purchaser hereby waives any requirement for the securing or posting of any bond in connection with any such remedy.

     13.3 Employee Matters.

          (a) Obligation to Hire Employees. On the Closing Date, Purchaser agrees to hire each of Seller's salaried and non-union hourly personnel (other than those individuals identified in Section 13.3(a) of the Disclosure Letter) then employed by Seller (including, without limitation, any employees who are on leave of absence due to disability or otherwise as of the Closing Date, all such employees as of the date hereof being listed in Section 13.3(a) of the Disclosure Letter) exclusively in connection with the Businesses (collectively, the "Non-Union Employees") at a comparable job and on comparable terms and with, in the aggregate, substantially comparable benefits (specifically excluding Seller's employee stock ownership plan, any right to invest in employer stock under any Seller defined contribution plan and the Past Service Plan), and agrees to hire all of Seller's unionized hourly personnel then employed by Seller exclusively in connection with the Businesses (the "Hourly Union Employees"; together with the Non-Union Employees, the "Employees") subject to the terms and conditions of the collective bargaining agreement applicable to such employees existing on or after the Closing Date.

          (b) Seller's Reliance. Purchaser understands and acknowledges that Seller is relying on Purchaser's agreement to hire all the Employees as of the Closing Date. In that regard, Purchaser retains sole responsibility for any obligations or liabilities to such Employees under the Worker Adjustment and Retraining Notification Act (WARN), Pub.

     Law 100-379, 102 Stat. 890 (1988), as amended, and agrees to hold Seller harmless from any Losses arising from such obligations or liabilities.

          (c) Health Care. Seller shall be responsible for the health care claims of any former employees of the Businesses and their families or dependents who, at the time of the Closing, are receiving or are eligible to receive continuation coverage required by COBRA. After the Closing Date, Seller shall extend to Employees and other eligible Persons the option of continuing health care coverage under Seller's Welfare Plans if, and to the extent, required by COBRA. Purchaser shall be responsible for providing health care continuation coverage as required by COBRA to any Employees who are employed by Purchaser on or after the Closing Date ("Transferring Employees"). Purchaser will reimburse Seller for the cost of providing health care continuation coverage as required by COBRA to any Employee that does not accept employment with Purchaser and to any Transferring Employee, less the amount of premiums payable by Employee and subject to a maximum limit equal to the lesser of $200,000 per Employee or the Seller's stop-loss attachment point then in effect. Notwithstanding any other provision of this Section 13.3(c), any obligation of Purchaser with respect to any such reimbursement shall be treated as a Contingent Liability for purposes of Section 12 hereof.

          (d) Past Service and Vacations. Transferring Employees will receive credit for Past Service in determining vacation entitlement under Purchaser's applicable vacation policy. Except to the extent that Transferring Employees receive payment from Seller for earned but unused vacation and/or accrued vacation (determined as of the Closing Date), Purchaser will give credit to Transferring Employees for such vacation. Purchaser shall have no obligation to pay wages in lieu of earned, but unused, or accrued vacation to any

     Employee. For purposes of this Section 14.3(d), "earned" vacation shall mean vacation earned under Seller's vacation policy with respect to service from July 1, 1995 through June 30, 1996, but to be taken in 1996, while "accrued" vacation shall mean vacation accrued under Seller's vacation policy with respect to service since July 1, 1996 but available only in 1997.

          (e) Participation in Purchaser's Plans. Purchaser will give credit for Past Service for purposes of determining eligibility for participation and vesting in a plan maintained by Purchaser (and will waive or cause to be waived any pre-existing illness exclusions) for which a Transferring Employee is eligible under the terms thereof (but only to the extent such service was granted under the corresponding Business Plan). Transferring Employees will also receive credit toward any deductible for the current plan year under Purchaser's medical plans for expenses incurred under Seller's corresponding plans and shall similarly be charged against any maximum limitations under Purchaser's medical plans (i.e., lifetime limits or annual limits) for expenses incurred under Seller's corresponding plans.

          (f) Medical Claims and Workers' Compensation. Purchaser is not assuming Seller's medical and other Welfare Plans. Purchaser shall assume all of the Employees' workers' compensation claims, both medical and disability, that relate to occurrences on or after the Effective Date. With respect to Employees' claims for medical, dental, health, accident or disability benefits, Seller agrees that any claims incurred for services rendered prior to the Effective Date or, in the case accident or disability benefits, for the period prior to the Effective Date, shall remain the responsibility of Seller and either be paid by Seller or a plan sponsored by Seller and Purchaser agrees that any claims incurred for services rendered on or after the Effective Date or, in the case of accident or disability benefits for any period beginning on or after the Effective Date, shall be assumed by Purchaser and either paid by Purchaser or a plan sponsored by Purchaser; provided that, should either Seller or Purchaser (or a plan of Seller or Purchaser) pay a claim that pursuant to this sentence is the responsibility of the other, such other party agrees to make reimbursement for such payment promptly following written notice thereof.

          (g) Racine Hourly Pension Plan. Purchaser shall assume and become the plan sponsor under the Interlake Packaging Corporation Racine Hourly Employees Pension Plan (the "Racine Hourly Pension Plan") in accordance with the following:

               (i) Purchaser shall provide to Seller prior to the Closing Date a certified copy of the trust agreement establishing the trust designated by Purchaser to receive the assets of the Racine Hourly Pension Plan (the "Purchaser's Trust") together with an opinion of legal counsel reasonably acceptable to Seller to the effect that the Purchaser's Trust satisfies the applicable requirements of Sections 401(a) and 501(a) of the Code.

               (ii) Seller shall cause the trustee of the assets of the Racine Hourly Pension Plan to transfer the assets of the Racine Hourly Pension Trust to the Purchaser's Trust in cash (or other assets reasonably acceptable to Purchaser), as follows:

                    (a) within 30 days of the Closing Date, Seller shall cause 90% of such assets, measured as of the Effective Date, to be transferred to the Purchaser's Trust, and

                    (b) Seller shall cause the transfer of the remaining balance of such assets, measured as of the Effective Date and adjusted to reflect benefit payments, plan expenses and actual earnings from the Effective Date to the date the transfer described in (a) was made (the "Transfer Date"), plus interest on the remaining balance from the Transfer Date at the rate earned by the Bank of New York Short Term Investment Fund in which short term monies of the Racine Hourly Pension Plan are from time to time invested, which second transfer shall be made within 30 days of the Transfer Date.

          (h) Past Service Plan. Effective as of the Closing Date, Purchaser shall assume Seller's obligations as to the Employees and former employees of the Businesses under the Consolidated Pension Plan -- Chem-tronics, Interlake ARD and Past Service Plans (the "Past Service Plan") in accordance with the following:

               (i) Within 60 days after the Closing Date, but effective on the Closing Date, Purchaser shall establish a defined benefit pension plan (the "Successor Plan") for the benefit of the Employees and former employees of the Business who are participating under the Past Service Plan as of the Closing Date. The Successor Plan shall be in substantially the same form as the Past Service Plan and shall provide the Employees and former employees of the Businesses (the "Covered Employees") their full accrued benefits under the Past Service Plan. The Successor Plan shall also provide that each such Covered Employee's credited service under the Past Service Plan as of the Closing Date shall be given equivalent credit under the Successor Plan with respect to eligibility, vesting and benefits. Within the same 60 day period, Purchaser shall furnish to Seller a certified copy of the Successor Plan and related trust agreement and an opinion of counsel reasonably acceptable to Seller to the effect that the Successor Plan will qualify under Sections 401(a) and 501(a) of the Code.

               (ii) No later than the Closing Date, Seller shall cause all benefits provided to Covered Employees under the Past Service Plan to be frozen so that the portion of the Past Service Plan including the Covered Employees would not fail to comply with Section 401(a)(26) of the Code as of the Closing Date assuming such portion were a stand-alone plan established on such date, and such plan had less than 50 participants, and assuming reasonable actuarial assumptions were used. Within 30 days after the Closing Date, Seller shall cause its designated actuary to calculate the minimum amount of assets that is required by Section 414(l) of the Code to be transferred from the Past Service Plan to the Successor Plan, determined as of the Closing Date (the "Past Service Plan Assets"). Seller shall forward to Purchaser such calculation and all necessary supporting data, including a statement of the actuarial assumptions and methods. Seller shall cause the trustee of the Interlake Corporation Retirement and Pension Plans Master Trust to transfer the Past Service Plan Assets to the Successor Plan Trust in cash (or other assets reasonably acceptable to Purchaser), as follows:

                    (a) within 60 days of the Closing Date, Seller shall cause 90% of the Past Service Plan Assets to be transferred to the Successor Plan Trust, and

                    (b) Seller shall cause the transfer of the remaining balance of such assets, measured as of the Effective Date and adjusted to reflect benefit payments, plan expenses and actual earnings from the Effective Date to the date the transfer described in (a) was made (the "Transfer Date"), plus interest on the remaining balance from the Transfer Date at the rate earned by the Bank of New York Short Term Investment Fund in which short term monies of the Past Service Plan are from time to time invested, which second transfer shall be made within 30 days of the Transfer Date.

               (iii) On or before the Closing Date, the Past Service Plan shall cease accruing benefits for the Covered Employees and all Covered Employees shall cease to participate in the Past Service Plan (except that benefits of the Covered Employees in pay status shall continue to be paid from the Past Service Plan from the Closing Date to the Transfer Date).

          (i) Defined Contribution Plans. As of the Effective Date, Seller shall cause each Transferring Employee to be 100% vested in his or her accrued benefit, if any, under the Interlake Packaging Corporation Fountain Inn Plant Profit Sharing Plan ("Fountain Inn Plan") and The Interlake Corporation Amended and Restated Salaried Employees Retirement Savings Plan ("Retirement Savings Plan"). Seller shall cause to be contributed to the Fountain Inn Plan and the Retirement Savings Plan all contributions that are accrued for the employees of the Businesses as soon as practicable after the Closing Date.

          (j) Retiree Benefits. For each former employee of the Businesses (and each Transferring Employee who has given notice that he or she is retiring on or before December

     31, 1996, and is electing to receive the retiree benefits set forth below) identified in Section 13.3(j) of the Disclosure Letter, Purchaser agrees with Seller to provide at Purchaser's own cost and expense, from and after the Effective Date, medical, dental, life insurance and health benefits and arrangements substantially comparable to, and on substantially similar terms and conditions as, the insurance, benefits and arrangements described in Section 7.16 of the Disclosure Letter and being provided by Seller to retirees immediately prior to the Closing. Notwithstanding this Section 13.3(j), Purchaser shall not assume any Plan of Seller under which such benefits or coverage have been provided.

          (k) Collective Bargaining Agreements. Purchaser recognizes that Seller is a party to the collective bargaining agreement listed in Section
     7.15 of the Disclosure Letter with respect to the Hourly Union Employees (the "Collective Bargaining agreement"), which agreement, including the obligation to provide benefits to the employees covered thereby, is a Contract.

     13.4 Miscellaneous Employee Matters.

          (a) To the extent permitted by applicable law, Purchaser shall have the right to assume the unemployment experience of Seller in the States of South Carolina and Wisconsin, insofar as it relates to the operations of the Businesses, effective as of the Effective Date. Purchaser and Seller agree to adopt the standard procedure described in Section 4 of Revenue Procedure 84-77 as promulgated by the IRS (and Purchaser agrees to comply with the applicable provisions of said Section 5) to enable Purchaser to constitute a successor employer solely for purposes of FICA and the withholding of federal and state income taxes. Purchaser further agrees to file and issue IRS Forms W-2 required to be filed and issue Forms 1099 required to be issued after the Closing Date.

          (b) This Agreement is being entered into solely for the benefit of the parties hereto and, where expressly indicated, their respective Affiliates, officers and directors, and the parties do not intend that any Employee or any other Person shall be a third-party beneficiary of the covenants by either Seller or Purchaser contained in this Agreement.

     13.5 Waiver of Bulk Sales Law. The parties hereto acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing.

     13.6 Letters of Credit.

          (a) In connection with certain purchases of supplies, inventory and equipment made by Seller from time to time from third parties and certain services contracted for by Seller from time to time, in each case relating to the Businesses, Seller has arranged for certain financial institutions to issue letters of credit to the Persons providing such supplies, inventory, equipment and services. Each of such letters of credit that is in effect on the date hereof is described in Section 13.6 of the Disclosure Letter (together with any other letters of credit issued on Seller's behalf in the ordinary course of business between the date hereof and the Closing Date, the "Letters of Credit - Seller").

          (b) Purchaser hereby agrees that it will, at its own cost and expense, cause to be issued, effective as of the Closing, letters of credit, substantially in the form of the Letters of Credit - Seller (or with such modifications as are acceptable to the named beneficiaries of the Letters of Credit - Seller) (the "Replacement Letters of Credit"), to the extent possible, in replacement of each of the Letters of Credit - Seller or, if such replacement is not possible, then the Replacement Letters of Credit shall be issued to Seller as beneficiary to secure the Letters of Credit - Seller not replaced.

          (c) Purchaser agrees that Seller may, effective as of the Closing, cause to be canceled any of the Letters of Credit - Seller which were replaced with the third party beneficiary.

          (d) Included in the Purchased Assets are any letters of credit issued by customers of the Businesses to Seller as beneficiary. Seller agrees that to the extent possible it will attempt to have Purchaser named as beneficiary thereunder as of the Closing Date and if Purchaser is not named as a beneficiary thereunder Seller will, upon the direction of Purchaser, enforce its rights thereunder after the Closing Date and pay any proceeds to Purchaser.

     13.7 Guarantee by Parents. (a) Purchaser's Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, for the benefit of Seller and each other Seller Indemnified Person (i) the due and punctual payment when due of all amounts that are or may become due and payable by Purchaser under this Agreement, any Ancillary Agreement or any other agreement, document or instrument executed and delivered by Purchaser in connection with the transactions contemplated hereby and (ii) the due and punctual performance when due of all covenants and agreements of Purchaser under this Agreement, any Ancillary Agreement or any other agreement, document or instrument executed and delivered by Purchaser in connection with the transactions contemplated hereby, in each case strictly in accordance with the terms hereof or thereof.

     (b) Seller's Parent hereby irrevocably, absolutely and unconditionally guarantees, as primary obligor and not merely as surety, for the benefit of Purchaser and each other Purchaser Indemnified Person (i) the due and punctual payment when due of all amounts that are or may become due and payable by Seller under this Agreement, any Ancillary Agreement or any other agreement, document or instrument executed and delivered by Seller in connection with the transactions contemplated hereby, and (ii) the due and punctual performance when due of all covenants and agreements of Seller under this Agreement, any Ancillary Agreement or any other agreement, document or instrument executed and delivered by Purchaser in connection with the transactions contemplated hereby, in each case strictly in accordance with the terms hereof or thereof.

     13.8 Additional Named Insured. Seller shall use all reasonable efforts to cause each of its insurance carriers to name Purchaser as an additional insured under each of the general liability insurance policies related to the Businesses, the Purchased Assets or the Retained Liabilities for occurrences prior to the Closing Date. Purchaser shall pay any costs payable to any such insurance carrier relating to such carrier so naming Purchaser as an additional insured. To the extent that Seller is not able to cause such insurance carriers to so name Purchaser as an additional insured, Seller shall use its reasonable efforts to obtain any benefits it has under any such insurance policies of such carriers for the benefit of Purchaser and its affiliates. Seller makes no representation or warranty as to the adequacy of such insurance, nor shall Seller be deemed to be acting as an advisor to Purchaser with respect to insurance matters.

     13.9 Covenant Not to Compete.

     (a) Seller hereby agrees that it shall not, and shall cause each of its Affiliates not to, during the ten-year period commencing on the date hereof, directly or indirectly, as agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or adviser to, render services for (alone or in association with any Person) or otherwise assist, any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise engaging or proposing to engage in the business engaged in by either Business as of the Closing Date anywhere in the World; provided, that nothing herein shall be deemed to prohibit Seller's Parent or any of its Affiliates engaging in businesses other than the Businesses from engaging in commercial relationships with any Person in any of the Businesses.

     (b) If any court of competent jurisdiction shall at any time deem the term of any covenant set forth in this Section 13.9 too lengthy or too extensive, the other provisions of this Section 13.9 shall nevertheless stand, the restricted period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to the maximum permissible duration or size.

     (c) Seller hereby acknowledges and agrees that such restrictions, rights and remedies are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Purchaser, do not stifle the inherent skill and experience of Seller, would not operate as a bar to Seller's sole means of support, are fully required to protect the legitimate interests of the Purchaser following the consummation of the transactions contemplated hereby and do not confer a benefit upon the Purchaser disproportionate to the detriment to Seller.

     (d) Seller acknowledges and agrees that the covenants contained in this
Section 13.9 are reasonable and necessary for the protection of the Purchaser's business interests, that irreparable injury will result to the Purchaser if Seller breaches any of the terms of said covenants, and that in the event of Seller's actual or threatened breach of any such covenants, the Purchaser will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by it of any of such covenants, Purchaser shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to a hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Purchaser from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

     13.10 Seller Proposals. Nothing in Section 5.2(e) or elsewhere in this Agreement shall prevent or be deemed to prevent Seller or any of its representatives from at any time engaging in any of the activities set forth in
Section 5.2(e) with Gerrard and its representatives.

     13.11  Further Actions.

          (a) Seller and Purchaser agree that from and after the Closing Date, if reasonably requested by the other, it will execute and deliver such further instruments of conveyance and transfer and take such other reasonable action as may be necessary or desirable (i) to convey and transfer more effectively to Purchaser the Businesses and the Purchased Assets, (ii) for Purchaser to more effectively assume the Assumed Liabilities, (iii) to retain more effectively in Seller the Retained Assets and the Retained Liabilities and (iv) to evidence the transactions contemplated herein.

          (b) If Purchaser shall, at any time after the Closing, receive any Retained Asset or any payment with respect thereto, it shall promptly deliver such Retained Asset or payment to Seller. If Seller shall, at any time after the Closing, receive any Purchased Asset, any other asset of Purchaser or any payment with respect thereto, Seller shall promptly deliver such Purchased Asset, asset of Purchaser or payment to Purchaser.

          (c) Notwithstanding the provisions of Section 13.11(b), Seller and Purchaser acknowledge that, between the Effective Date and the Closing Date, Seller will discharge certain Assumed Liabilities on Purchaser's behalf, including, without limitation, payroll and the payment of certain accounts payable. Seller and Purchaser also acknowledge that, from and after the Effective Date, Seller will likely receive payments from time to time which constitute or represent the settlement of certain Purchased Assets. Seller and Purchaser agree that, until the third Business Day after the Closing Date, Seller need not remit to Purchaser any receipts constituting or representing the settlement of Purchased Assets, and Purchaser need not reimburse Seller for any payment made by Seller in satisfaction of Assumed Liabilities. On the third Business Day following the Closing Date, and each Business Day thereafter, Seller will make a payment to Purchaser representing the excess of Purchased Assets (or settlements with respect thereto) received by Seller over the payments made by Seller in satisfaction of Assumed Liabilities, or Purchaser will make a payment to Seller representing the excess of payments made by Seller in satisfaction of Assumed Liabilities over the Purchased Assets (or settlements with respect thereto) received by Seller, as the case may be. Seller and Purchaser shall work together in good faith to settle the account between them from time to time in accordance with Section 13.11(b).

                                  ARTICLE 14

                                 MISCELLANEOUS
                                 -------------

     14.1 Cost and Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own fees, costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

     14.2 Entire Agreement. The Disclosure Letter and the Exhibits referenced in this Agreement are incorporated into this Agreement and together with this Agreement and the Ancillary Agreements contain the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof, including, without limitation, the letter dated May 3, 1996 from Mr. Mark C. Samuel, President of Purchaser's Parent, to Mr. W. Robert Reum, Chairman, President and Chief Executive Officer of Seller's Parent, regarding the transaction contemplated hereby and the Mutual Confidentiality Agreement dated as of April 26, 1996 between Seller's Parent and Purchaser's Parent. No waiver, modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     14.3 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

     14.4 Assignment; Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     14.5 Savings Clause. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     14.6 Headings. The captions of the various Articles and Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     14.7 Risk of Loss. Risk of loss, damage or destruction of the Purchased Assets shall be upon Seller until the Closing, and shall thereafter be upon Purchaser.

     14.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

     14.9 Public Announcements. No press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be issued by either party without such party having consulted with and obtained the written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that no such consultation or consent is necessary if a press release or other public statement is required to be made by applicable law.

     14.10 U.S. Dollars. All amounts expressed in this Agreement and all payments required by this Agreement are in United States dollars.

     14.11 Survival. All representations and warranties made by any party in this Agreement shall be deemed made for the purpose of inducing the other party to enter into this Agreement and, subject to Section 12.2(a), shall survive the Closing.

     14.12 Notices. (a) All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by overnight courier or certified mail, postage prepaid, or by facsimile transmission, and properly addressed as follows:

     To Seller:
     ---------

     Interlake Packaging Corporation
     550 Warrenville Road
     Lisle, Illinois 60532-4387
     Fax:        630/719-7242


     Attention:  Stephen Gregory,
                 Vice President - Finance and
                 Chief Financial Officer

                 Stephen R. Smith,
                 Vice President, Secretary and
                 General Counsel

     with a copy to:
     --------------

     Winston & Strawn
     35 West Wacker Drive
     Chicago, Illinois 60601
     Fax:        312/558-5700
     Attention:  Joseph A. Walsh, Jr.

     To Purchaser:
     ------------

     Samuel Strapping Systems (Tennessee), Inc.
     c/o Samuel Manu-Tech Inc.
     191 The West Mall
     Suite 418
     Etobicoke, Ontario
     Canada  M9C 5K8
     Fax:        416/626-5969
     Attention:  Mark C. Samuel,
                 President
                 Wallace Rayner
                 Executive Vice President and
                   Chief Financial Officer
     with a copy to:
     --------------

     Smith Lyons
     Scotia Plaza
     40 King Street West
     Suite 5800
     Toronto, Ontario
     Canada M5H 3Z7
     Fax:        416/369-7250
     Attention:  William Mutch

     and

     Katten Muchin & Zavis
     Suite 1600
     525 W. Monroe
     Chicago, IL 60661
     Fax:        312/902-1061
     Attention:  Stephen Neumer

          (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

          (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 14.12 if delivered personally, by overnight courier, or by facsimile transmission, shall be effective upon delivery; and if delivered by mail, shall be effective three (3) Business Days after deposit in the United States or Canadian mail, postage prepaid.

     14.13 Disclosures. All matters disclosed by Seller in any Section of the Disclosure Letter shall be deemed a disclosure by Seller for purposes of all relevant Sections of this Agreement.

     14.14 No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

     14.15  Arbitration.

          (a) Exclusive Procedure. Except as otherwise set forth herein, any dispute arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 14.15, and this is the sole and exclusive procedure for resolution of any such dispute. Each party waives its right to court proceedings, in consideration of the parties' agreement to negotiate and arbitrate.

          (b) Negotiation between Executives. The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the Chief Executive Officer of Seller's Parent and the President of Purchaser's Parent (as of the date hereof, W. Robert Reum and Mark C. Samuel), who may be accompanied by such other persons as they choose. Any party may give the other party written notice of any dispute not resolved in the normal course of business, and specifically require a response by referring to this Section 14.15 of this Agreement. Within 15 days after receipt of such notice, the receiving party will submit to the other a written response. The notice and the response will include a statement of each party's position and a summary of arguments supporting that position and the names and titles of the persons who will accompany such officer. Within 30 days after delivery of the disputing party's notice, the executives of both parties will meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

          (c) Arbitration under the CPR Rules. Any dispute arising out of or relating to this Agreement which has not been resolved within 60 days of the initial written notice of the dispute under subsection (b) above will be settled by arbitration. If, however, either party will not participate in the negotiations required above, then the other party may initiate arbitration before expiration of the period specified above. The following rules will apply to the arbitration:

               (i) the then current CPR Non-Administered Arbitration Rules (adopted by the CPR Institute for Dispute Resolution) will govern, and the United States Federal Arbitration Act, 9. U.S.C. (S) 1-16, will also govern to the extent consistent;

               (ii) there will be three independent and impartial arbitrators, of whom each party will appoint one and the third will be appointed by the other two;

               (iii)  the place of arbitration will be metropolitan Chicago;

               (iv) the arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover any such damages;

               (v) as a primary goal of this Section 14.15 is to conclude disputes in a speedy manner at substantially less cost to the parties than litigation, the arbitrators are therefore to conduct the proceedings in a speedy and expeditious manner and to conclude and issue an award as soon as possible after appointment of the third arbitrator; and

               (vi) the arbitrators' decision will be final and binding and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction.

          (d) Statute of Limitations. The statute of limitations of the State of Illinois applicable to the commencement of a lawsuit will apply to the commencement of an arbitration, except that no defenses will be available in arbitration based upon the passage of time during any negotiation called for by this Section 14.15.

          (e) Costs. Each party must bear its own costs of resolving any dispute under this agreement and the parties each hereby severally agree to pay 50% of the costs of any arbitrators engaged.

          (f) Confidentiality. Any information or documents disclosed under this Section 14.15 (i) will be treated as settlement negotiations under any rules of evidence, (ii) must be kept confidential and (iii) may not be used except to attempt to settle the dispute.

          (g) Continued Performance. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

          (h) Effectiveness. This Agreement shall not become effective until each of the Canadian Stock Purchase Agreement and the U.K. Stock Purchase Agreement have been executed and delivered by all of the parties thereto.

                           [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

                                       INTERLAKE PACKAGING CORPORATION


                                       By: /s/ Robert A. Pedersen
                                          --------------------------------
                                       Title: President
                                             -----------------------------


                                       SAMUEL STRAPPING SYSTEMS
                                         (TENNESSEE), INC.


                                       By: /s/ Mark Samuel
                                          --------------------------------
                                       Title: Director
                                             -----------------------------


Agreed to, and Accepted this
1st day of October, 1996, as to
Section 13.7(a) only, by:

SAMUEL MANU-TECH, INC.


By: /s/ Mark Samuel
   ----------------------------
Title: Director
      -------------------------


Agreed to, and Accepted this
1st day of October, 1996, as to
Section 13.7(b) only, by:

THE INTERLAKE CORPORATION


By: /s/ Stephen Gregory
   ----------------------------
Title: Vice President-Finance
      -------------------------

                                  EXHIBIT 2.5

                                   ($000's)
                                   --------

===========================================================================================
                                                                  Head
                                            Plastics  Stitching  Office  Licence      Total
                                            --------  ---------  ------  -------      -----
-------------------------------------------------------------------------------------------
Leasehold Improvements                            --        100      --       --        100
-------------------------------------------------------------------------------------------
Land                                             400         --      --       --        400
-------------------------------------------------------------------------------------------
Buildings                                      1,800         --      --       --      1,800
-------------------------------------------------------------------------------------------
Equipment                                     10,000      2,600     100       --     12,700
-------------------------------------------------------------------------------------------
Licence                                           --         --      --   15,000*    15,000
                                                                                     ------
-------------------------------------------------------------------------------------------
                                                                                     30,000
                                                                                     ------
Add/Minus: Actual Working Capital,
other assets and Retirement liabilities                                                   ?
                                                                                     ------
Add/Minus: Article 2.3(b), 2.3(c) and
(f) Adjustments to Goodwill/Intangibles                                                   ?
                                                                                        ---
                                                                                     ------
                                                                                        $ ?
                                                                                        ---
                                                                                     ======

-----------------------
*    Allocation to Acme License Agreements

                                EXHIBIT 3.2(a)
                                      TO
                           ASSET PURCHASE AGREEMENT
                           ------------------------

                                    FORM OF
                     BILL OF SALE AND ASSIGNMENT AGREEMENT
                     -------------------------------------


     THIS BILL OF SALE AND ASSIGNMENT AGREEMENT dated as of October 4, 1996 is by and between Interlake Packaging Corporation, a Delaware corporation ("Seller"), and Samuel Strapping Systems (Tennessee), Inc., a Delaware corporation ("Purchaser").

                                   RECITALS:
                                   --------

          WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of October 4, 1996 (as amended from time to time in accordance with the terms thereof, the "Purchase Agreement"), providing, subject to the terms and conditions set forth therein, for the sale, assignment, conveyance, transfer and delivery by Seller (or one or more of its Affiliates) to Purchaser of the Purchased Assets (as such term is defined in Section 1.2 of the Purchase Agreement);

          WHEREAS, Seller and Purchaser have simultaneously herewith executed an Assumption Agreement pursuant to which Purchaser has assumed certain obligations relating to the Purchased Assets; and

          WHEREAS, the parties hereto desire to execute and deliver this Bill of Sale and Assignment Agreement for the purpose of effecting the sale, assignment, conveyance, transfer and delivery of the Purchased Assets as contemplated pursuant to Section 2.1 of the Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Definitions. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Purchase Agreement.

          2.  Sale and Assignment of the Purchased Assets.

          (a) Seller by this instrument does hereby sell, assign , convey, transfer and, deliver to Purchaser, its successors and permitted assigns, all of Seller's right, title and interest in, to and under the Purchased Assets.

          (b) Notwithstanding anything in this instrument to the contrary, Seller is retaining title to, and possession of, and is not selling, assigning, conveying, transferring or delivering to Purchaser hereunder or otherwise, any rights, title or interest of Seller in, to or under, the Retained Assets.

          3. Further Action. At any time, or from time to time after the date hereof, the Seller shall execute and deliver or cause to be executed and delivered to Purchaser such other instruments as Purchaser may reasonably request to carry out the intent and purpose of the Purchase Agreement and this Bill of Sale and Assignment Agreement, and to more effectively vest title to the Purchased Assets in Purchaser and, to the full extent permitted by law, to put Purchaser in exclusive and absolute and total control of the Purchased Assets.

          4. No Third-Party Beneficiaries. Nothing in this Bill of Sale and Assignment Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies or other benefits under or by reason of this Bill of Sale and Assignment Agreement.

          5. Counterparts. This Bill of Sale and Assignment Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

          6. GOVERNING LAW. THIS BILL OF SALE AND ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

          7. Successors and Assigns. The rights, title, benefits and obligations of Seller and Purchaser under this Bill of Sale and Assignment Agreement shall inure to the benefit of and be binding upon their respective successors and permitted assigns.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Bill of Sale and Assignment Agreement to be duly executed as of the date first written above.


                             INTERLAKE PACKAGING CORPORATION


                             By:
                                 ----------------------------------------------
                             Its:



                             SAMUEL STRAPPING SYSTEMS (TENNESSEE), INC.


                             By:
                                 ----------------------------------------------
                             Its:

                                EXHIBIT 3.3(e)
                                       TO
                            ASSET PURCHASE AGREEMENT
                            ------------------------

                          FORM OF ASSUMPTION AGREEMENT
                          ----------------------------

     THIS ASSUMPTION AGREEMENT (the "Assumption Agreement") dated as of October 4, 1996 is by and between Samuel Strapping Systems (Tennessee), Inc., a Delaware corporation ("Purchaser"), and Interlake Packaging Corporation, a Delaware corporation ("Seller").

                                   RECITALS:
                                   --------

     WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated as of October 4, 1996 (as amended from time to time in accordance with the terms thereof, the "Purchase Agreement"), providing, subject to the terms and conditions set forth therein, for the sale, assignment, conveyance, transfer and delivery by Seller (or one or more of its Affiliates) to Purchaser of the Purchased Assets (as such term is defined in Section 1.2 of the Purchase Agreement);

     WHEREAS, Seller and Purchaser have simultaneously herewith executed a Bill of Sale and Assignment Agreement pursuant to which Purchaser has purchased the Purchased Assets; and

     WHEREAS, the parties hereto desire to execute and deliver this Assumption Agreement for the purpose of effecting Purchaser's assumption of the Assumed Liabilities as contemplated pursuant to Section 2.2(d) of the Purchase Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Purchase Agreement.

     2. Assumption of Liabilities. Purchaser hereby assumes, agrees to perform and in due course pay and discharge, and agrees to indemnify Seller against and hold it harmless from, all Assumed Liabilities.

     3. Liabilities Not Assumed. Purchaser does not assume, nor agree to pay, perform or discharge or indemnify Seller against, or hold it harmless from, any of the Retained Liabilities.

     4. Contest. Nothing in the Purchase Agreement or this Assumption Agreement shall preclude or prohibit Purchaser from contesting in good faith in the legality, validity or enforceability of the Assumed Liabilities.

     5. No Third-Party Beneficiaries. Nothing in this Assumption Agreement, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies or other benefits under or by reason of this Assumption Agreement.

     6. Interpretation. In the event of any conflict or inconsistency between the terms, provisions and conditions of this Assumption Agreement and the Purchase Agreement, the terms, provisions and conditions of the Purchase Agreement shall govern.

     7. Counterparts. This Assumption Agreement may be executed in counterparts, each of which when executed shall be deemed an original and all of which together shall constitute one and the same instrument.

     8. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCLUDING THE "CONFLICT OF LAWS" RULES THEREOF.

     9. Successors and Assigns. The rights and obligations of Seller and Purchaser under this Assumption Agreement shall inure to the benefit of and be binding upon their respective successors and permitted assigns.
                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed as of the date first written above.


                                 SAMUEL STRAPPING SYSTEMS (TENNESSEE),
                                  INC.


                                 By:
                                     --------------------------------------
                                 Its:
                                      -------------------------------------



                                 INTERLAKE PACKAGING CORPORATION


                                 By:
                                     --------------------------------------
                                 Its:
                                      -------------------------------------